Exhibit 10.39

DATED        17 February 2010

MOURANT & CO TRUSTEES LIMITED and

MOURANT PROPERTY TRUSTEES LIMITED

as TRUSTEES OF THE DRAPERS GARDENS UNIT TRUST

BLACKROCK INVESTMENT MANAGEMENT (UK) LIMITED

CONFORMED COPY

LEASE

of

Drapers Gardens, 12 Throgmorton Avenue, London EC2

Term:	25 years

Commencing:

Rent:	£13,541,595

LR1.	Date of lease	17 February 2010

LR2.	Title number(s)	LR2.1	Landlord’s title number(s)

NGL862671 and NGL875562

		LR2.2	Other title numbers

None

LR3.	Parties to this lease	Landlord

Mourant & Co Trustees Limited (a company incorporated in Jersey under registered number 18478) and Mourant Property Trustees Limited (a company incorporated in Jersey under registered number 87600) as trustees of the Drapers Gardens Unit Trust both of 22 Grenville Street, St Helier, Jersey, JE4 8PX

Tenant

Blackrock Investment Management (UK) Limited (company registration number 2020394) whose registered office is at 33 King William Street, London EC4R 9AS

Other parties

None

LR4.	Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

As specified in clause 1 of this lease and defined in this lease as “the Premises”.

LR5.	Prescribed statements etc	LR5.1	Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

		LR5.2	This lease is made under, or by reference to, provisions of:

Not applicable

LR6.	Term for which the Property is leased	The term as specified in this lease at clause 3.

LR7.	Premium	None

LR8.	Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions.

LR9.	Rights of acquisition etc	LR9.1	Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

As specified in clause 10

		LR9.2	Tenant’s covenant to (or offer to) surrender this lease

None

		LR9.3	Landlord’s contractual rights to acquire this lease

None

LR10.	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11.	Easements	LR11.1	Easements granted by this lease for the benefit of the Property

As specified in the first schedule of this lease

		LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property

As specified in the second schedule of this lease

LR12.	Estate rentcharge burdening the Property	None

LR13.	Application for standard form of restriction	None

LR14.	Declaration of trust where there is more than one person comprising the Tenant	None

DATED 17 February 2010

PARTIES

1	Landlord	MOURANT & CO TRUSTEES LIMITED (a company incorporated in Jersey under registered number 18478) and MOURANT PROPERTY TRUSTEES LIMITED (a company incorporated in Jersey under registered number 87600) as trustees of the Drapers Gardens Unit Trust both of 22 Grenville Street, St Helier, Jersey, JE4 8PX

2	Tenant	BLACKROCK INVESTMENT MANAGEMENT (UK) LIMITED (company registration number 2020394) whose registered office is at 33 King William Street, London EC4R 9AS

1	DEFINITIONS AND INTERPRETATION

1.1	Unless the contrary intention appears, the following definitions apply:

	Acceptable Assignee	means:

		(a)	an Entity which, immediately preceding the date of the application to assign, has and which on the date of the transfer to it of this Lease still maintains:

			(i)	in respect of its senior unsecured unsubordinated and unguaranteed long term debt obligations a credit rating of A or better from Standard & Poor’s Ratings Group, a division of McGraw-Hill Inc or its successors (“Standard & Poor’s”); or

			(ii)	a long-term counterparty credit rating of A or better from Standard & Poor’s; or

			(iii)	credit ratings in respect of its senior unsecured unsubordinated and unguaranteed long term debt or in respect of its long term counterparty status from other major rating agencies acceptable to the Landlord acting reasonably equivalent to or better than any one of the credit ratings described in (i) and (ii) above

AND WHERE

(iv)	at the date of the application to assign there is no other major rating agency whose equivalent rating in respect of the proposed assignee is lower than that agency’s equivalent of any of the credit ratings described in (i) and (ii) above provided that where any relevant agency rebases redesignates or otherwise changes the substance of or criteria for a relevant rating as referred to above (or the number of grades or rankings above or below the relevant rating) or does any other act or thing so that the comparative creditworthiness strength or substance reflected in any of the ratings referred to above is changed then there shall be deemed substituted for the ratings referred to above such new or revised ratings as will then reflect and be equivalent to the relative creditworthiness strength and substance implied by the above ratings at the date hereof to the intent and effect that the substituted rating shall be equivalent mutatis mutandis to the current standards of creditworthiness strength and substance reflected in such current ratings; and

	(v)	at the date of the application to assign and the date immediately prior to completion of the proposed assignment the proposed assignee’s credit rating has not been placed on Credit Watch (other than a Credit Watch in relation to which the relevant agency confirms that the proposed assignee’s rating will not be downgraded below the relevant rating as referred to above) nor has been accorded negative or developing rating outlook or equivalent (other than with a view to a downgrade which would still meet the relevant rating as referred to above or to a possible up-grade) by Standard and Poor’s;

(b)	an Entity who does not adversely affect the market value of the Landlord’s interest in the Premises by taking an assignment of this Lease when compared with the position immediately prior to the proposed assignment (whether or not the Landlord has any intention at the time of selling or raising money on the security of its reversionary interest in the Premises) by a hypothetical tenant who has at that point:

	(i)	in respect of its senior unsecured unsubordinated and unguaranteed long term debt obligations a credit rating of A from Standard & Poor’s; or

	(ii)	a long-term counterpart credit rating of A from Standard & Poor’s.

The market value of the Landlord’s interest in the Premises shall be calculated having regard to the valuation guidelines set out in the RICS

Appraisal and Valuation Manual current at the date of the said valuation or such alternative valuation practice for institutional investment office properties as is in common use for office premises of similar Net Internal Area to the Premises in the City of London at the said date; or

(c) the Crown or a Secretary of State or other Minister of the Crown on behalf of the Crown in order to perform the functions of the Crown or any body corporate agency or other body whose obligations are directly guaranteed to the Landlord by or in the name of the Crown;

Adjoining Property	has the meaning set out in the Head Lease;

Base Rate	the base rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or in the event of such base rate ceasing to exist such other reasonably comparable rate of interest as the Landlord shall from time to time reasonably determine;

Building Services	the activity of managing the Building;

Building Specification	the specification for the Premises annexed to this Lease the Appendix hereto and marked “Building Specification”;

Cessation Date	the date when part or all of the Building Services cease to be provided by the Tenant Transferor and the Tenant Transferor Employees transfer pursuant to the Transfer Regulations to an Incoming Service Provider;

Copthall Avenue Head Lease	the lease of 10/12 Copthall Avenue, London dated 29 December 2006 made between (1) The Drapers Company and (2) the Landlord as varied by a deed of variation dated 7 January 2009 made between (1) The Drapers Company and (2) the Landlord, registered at the Land Registry with title number NGL875562;

Decoration Year	the year ending 20 March 2012 and thereafter every subsequent third year of the Term;

Default Uninsured Risk	a risk against which the Head Landlord is obliged to insure under the Head Lease but against which the Head Landlord has not insured otherwise than because of an act, omission or default of the Landlord;

Development	development as defined in section 55 of the Town and Country Planning Act 1990;

Entity	a body corporate or other business organisation or partnership or joint venture;

EPC	the energy performance certificate (as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007) from time to time obtained by the Landlord for the Premises;

Equivalent Services	services similar to part or all of the Building Services;

Group Company	in relation to any company a company which is a member of the same group of companies within the meaning of Section 42 of the Landlord and Tenant Act 1954;

Guarantor	any party who during the Term acts as guarantor and in the case of an individual includes his personal representatives;

Head Landlord	The Master and Wardens and Brethren and Sisters of the Guild or Fraternity of The Blessed Mary The Virgin of The Mystery of Drapers of The City of London of the Drapers Hall, Throgmorton Avenue, London EC2N 2DQ (“the Drapers Company”) or the person entitled for the time being to the reversion expectant (whether immediately or mediately) on the determination of the Head Lease;

Head Lease	the lease of Drapers Gardens dated 21 March 2006 made between (1) The Drapers Company and (2) Drapers Gardens (2) B.V. as varied by a deed of variation dated 7 January 2009 made between (1) The Drapers Company and (2) the Landlord, registered at the Land Registry with title number NGL862671 and including (where the context allows) the Copthall Avenue Head Lease;

H M Revenue & Customs	H M Revenue & Customs or any other person, authority, body or official which is from time to time responsible for the care, management or administration of Value Added Tax;

Incoming Service Provider	a supplier who provides Equivalent Services, including the Landlord (if it decides to bring the Equivalent Services back in-house) or a third party supplier after the Cessation Date;

Independent Person	any independent person appointed to resolve any dispute between any party or parties to this Lease and acting in accordance with the seventh schedule;

Insurance Premium Tax	insurance premium tax as provided for in the Finance Act 1994 and include any other tax from time to time replacing it or of a similar fiscal nature;

Insured Risks	(a) those risks set out in the definition of Insured Risks in the Head Lease (whether or not the Head Lease exists); and

(b) a risk the Tenant has reasonably requested in writing to be insured which are not Market Uninsured Risks;

Interest Rate	three percentage points (3%) per annum above Base Rate;

Landlord	the first named party to this Lease and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

Landlord’s Uninsured Damage Liability	(a)	in respect of any damage caused by an Uninsured Risk during the first 15 years of the Term the sum of £10,000,000 exclusive of VAT;

	(b)	in respect of any damage caused by an Uninsured Risk during the next five years of the Term the sum of £5,000,000 exclusive of VAT; and

	(c)	in respect of any damage caused by an Uninsured Risk in the last five years of the Term the sum of £1,000,000 exclusive of VAT (in the case only of (c) as increased in line with the BCIS All-in Tender Price Index in respect of the period from the date of this Lease to the twentieth anniversary of the commencement of the Term);

Latent Defects Insurance Policies	the two latent defects insurance policies dated 12 January 2010 effected in respect of the Premises, of which certified copies have been supplied to the Tenant;

Market Uninsured Risks	(a)	any risk, or some aspect of any risk, which (A) is a Specified Risk or (B) the Landlord or Tenant has reasonably requested in writing to be insured and which at the date of request can be insured but which:

(i) is excluded from cover for the time being by reason of withdrawal of cover by the insurer and which is not otherwise available to be insured on the London insurance market;

(ii) is withdrawn from cover by the Head Landlord or the Landlord on the grounds that cover cannot be placed on the London insurance market at reasonably commercial rates and on reasonably commercial conditions; or

		(iii)	is excluded, or partially excluded, from cover in relevant circumstances by reason of the operation of policy conditions; but

	(b)	a risk which (A) is a Specified Risk or (B) the Landlord or Tenant has reasonably requested in writing to be insured does not become a Market Uninsured Risk (but shall remain an Insured Risk) by reason only of:

		(i)	exclusion provisions in relation to a level of excess liability provided that such level of excess liability and exclusion provisions are on standard market terms;

		(ii)	rejection by the insurer of liability, or some part of it, due to vitiation by the Tenant any undertenant or other occupier of the Premises or anyone at the Premises with the authority of any of them; or

		(iii)	infringement by the Head Landlord, the Landlord, the Tenant or any person at the Premises with the actual or purported authority of the Tenant of policy conditions for the maintenance of cover;

Net Internal Area	net internal area as defined by the Code of Measuring Practice published by The Royal Institution of Chartered Surveyors from time to time;

Permitted Part	part or parts of the Premises capable of independent occupation and sufficiently served by common parts and facilities and which will result in the remaining part of the Premises also being capable of independent occupation and sufficiently served by common parts and facilities provided that at any one time any floor shall not be split into more than four units of occupation;

Permitted User	has the meaning set out in the lease particulars of the Head Lease;

Pipes	all existing and future pipes sewers drains ducts conduits gutters watercourses wires cables channels flues service corridors risers trunking and all other conducting media and any ancillary apparatus;

Planning Acts	the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 the Planning and Compulsory Purchase Act 2004 and the Planning Act 2008 and any other town and country planning or related legislation and any re-enactments or amendments thereof for the time being in force;

Premises	the premises demised by the Head Lease (including the Copthall Avenue Head Lease) and registered at the Land Registry under title numbers NGL862671 and NGL875562;

Quarter Day	each of 25 March 24 June 29 September and 25 December;

Rent	the rent payable pursuant to clause 3.1;

Rent Commencement Date	;

Review Dates	and every fifth anniversary of such day during the Term and for the avoidance of doubt there shall be no rent review on the last day of the Term;

Specified Risk	fire (including subterranean fire), strikers locked-out workers or persons taking part in labour disturbances, escape of water or oil from any tank apparatus pipe or appliance, lightning, earthquake, explosion, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, storm or tempest, bursting or overflowing of water tanks apparatus or pipes, flood from any cause (including tides, sewer back-up and dam failure), impact by road vehicles or any article falling therefrom or any animal, terrorist acts (meaning acts of persons acting on behalf of, or in connection with, any organisation which carries out activities directed towards the overthrowing or influencing, by force or violence, of Her Majesty’s government in the United Kingdom or any other government de jure or de facto), escape of water from any automatic sprinkler installation (including damage by freezing), theft or attempted theft and resulting damage, subsidence or ground heave or landslip, accidental damage, accidental breakage or damage of fixed glass or fixed sanitary ware and release of Legionella bacteria;

Substantial Damage	damage to the Premises (including any alterations or improvements) in relation to which the cost of reinstatement will (in the reasonable opinion of the Landlord) exceed the Landlord’s Uninsured Damage Liability;

Tenant	the second named party to this Lease and includes the Tenant’s successors in title and assigns and in the case of an individual includes his personal representatives;

Tenant Transferor	the Tenant or any sub-contractor or other service provider engaged by the Tenant (directly or via its managing agent) to provide the Building Services;

Tenant Transferor Employees	those persons employed wholly or mainly for the purposes of carrying out the Building Services by a Tenant Transferor;

Term	the term of years granted by this Lease;

Termination Date	the expiry or sooner determination of this Lease (unless the Tenant renews this Lease or enters into a Further Lease as defined in Clause 10);

Termination Period	if this Lease terminates by the giving of notice to terminate, the period starting on the date such notice is served and ending on the Termination Date;

this Lease	this Lease and any document which is made supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof;

Transfer Regulations	the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended or replaced from time to time;

Uninsured Risks	a Default Uninsured Risk or a Market Uninsured Risk;

Unsecured Underletting	an underletting in relation to which the underlessor and underlessee have agreed to exclude the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 and before completion of the underletting or, if earlier, the underlessee’s contractual obligation to enter into the underletting have duly carried out the requirements of Schedules 1 and 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 to render this agreement valid;

Value Added Tax	value added tax as provided for in the Value Added Tax Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature; and

Working Day	any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business.

2	INTERPRETATION

2.1	Unless the context otherwise requires:

2.2	where two or more persons are included in the expression “the Tenant” and/or “the Guarantor” and/or “the Landlord” the covenants which are expressed to be made by the Tenant and/or the Guarantor and/or the Landlord shall be deemed to be made by such persons jointly and severally;

2.3	words importing persons shall include firms companies and corporations and vice versa;

2.4	any covenant or regulation to be observed by any party hereto not to do any act or thing shall include an obligation not to cause permit or suffer such act or thing to be done;

2.5	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions bye-laws permissions and plans for the time being made issued or given thereunder or deriving validity therefrom;

2.6	the titles and headings appearing in this Lease are for reference only and shall not affect its construction;

2.7	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be and shall be construed as covenants by such party; and

2.8	any reference to any right, entitlement or obligation of any person under the laws in relation to Value Added Tax, or any business carried on by any person for Value Added Tax purposes, shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a group for the purposes of section 43 of the Value Added Tax Act 1994, to include a reference to the right, entitlement or obligation under such laws of, or the business carried on for Value Added Tax purposes by, the representative member of such group at such time (the term “representative member” to be construed in accordance with the said section 43).

3	DEMISE AND RENTS

The Landlord HEREBY DEMISES unto the Tenant the Premises with full title guarantee TOGETHER WITH the rights and easements specified in the first schedule EXCEPT AND RESERVING the rights and easements specified in the second schedule SUBJECT TO and with the benefit of all rights easements quasi-easements privileges covenants restrictions and stipulations of whatsoever nature affecting the Premises and contained or referred to in the fifth schedule TO HOLD the Premises unto the Tenant for a term of 25 years from and including 17 February 2010 YIELDING AND PAYING unto the Landlord by way of rent during the Term:

3.1	yearly and proportionately for any fraction of a year the sum of £13,541,595 (exclusive of Value Added Tax) and from and including each Review Date such Rent as shall become payable under and in accordance with the provisions of the third schedule in each case to be paid to the Landlord (by banker’s standing order if the Landlord so requires) by equal quarterly payments in advance on each Quarter Day in every year the first payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to the day immediately preceding the next Quarter Day to be made on the Rent Commencement Date;

3.2	a due proportion to be fairly and properly determined by the Landlord of all sums (including, without limitation, Insurance Premium Tax and the cost of periodic valuations for insurance purposes provided that such valuations do not occur more than once per year) payable to the Head Landlord by way of reimbursement of insurance premiums which the Landlord is required to pay as tenant under the Head Lease, to be paid to the Landlord within five Working Days of written demand;

3.3	a due proportion to be fairly and properly determined by the Landlord of the costs incurred by the Landlord pursuant to clause 6.1.1 and the insurance premiums incurred by the Landlord pursuant to clauses 6.1.3, 6.1.4 and 6.1.5 within five Working Days of written demand;

3.4	a sum equal to any amount which may be deducted or disallowed by the insurers in relation to any Insured Risk pursuant to the excess provision in the Landlord’s or the Head Landlord’s insurance policy for the Premises upon settlement or adjudication of any claim to be paid to the Landlord on written demand (save where such deduction or disallowance results from any act or default of the Landlord or the Head Landlord in breach of the Landlord’s or the Head Landlord’s insurance policy);

3.5	the moneys referred to in clauses 4.2 and 4.29 to be paid to the Landlord as therein provided; and

3.6	any other moneys which are by this Lease stated to be recoverable as rent in arrear to be paid to the Landlord when specified in this Lease or if not so specified on written demand.

4	TENANT’S COVENANTS

The Tenant HEREBY COVENANTS with the Landlord as follows:

4.1	Rents

To pay the rents reserved by this Lease at the times and in the manner aforesaid without any abatement set-off counterclaim or deduction whatsoever (save those that the Tenant is required by law to make) and so that (subject to the Tenant having been provided with the Landlord’s bank account details) the Landlord shall receive full value in cleared funds on the date when payment is due.

4.2	Interest on arrears

4.2.1	Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any of the rents reserved by this Lease (whether formally demanded or not) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid so that the Landlord receives full value in cleared funds:

	4.2.1.1	in the case of the Rent and any sum representing Value Added Tax chargeable in respect of or by reference to it, on the date when payment is due;

	4.2.1.2	in the case of the rent payable pursuant to clauses 3.2 and 3.3, within three Working Days after the date when payment becomes due; or

	4.2.1.3	in the case of any other rents or sums within ten Working Days after the date when payment has become due to pay interest thereon at the Interest Rate from the date on which payment was due to the date of payment to the Landlord (both before and after any judgment).

4.2.2	Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall (acting reasonably) decline to accept any of the rents or other sums of money so as not to waive any existing breach of covenant (other than an immaterial breach), the Tenant shall pay interest on such rents and other sums of money at the Interest Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

4.3	Outgoings

4.3.1	To pay and discharge all existing and future rates levies taxes duties charges assessments impositions and outgoings whatsoever relating to the Premises or (where such outgoings relate to the Premises and other premises) a due proportion thereof to be reasonably determined by the Landlord which now are or may at any time during the Term be payable in respect of the Premises whether by the owner or the occupier of them (excluding any tax payable by the Landlord occasioned by the grant of this Lease, the receipt by the Landlord of the rents reserved by this Lease and any disposition of or dealing with the reversion to this Lease).

4.3.2	In the last five years of the Term and if required by the Landlord to consult with the Landlord with regard to any outgoings as aforesaid and to have regard to any representations made by the Landlord in respect of any assessments related thereto or appealing or contesting the same or withdrawing any contest or appeal or agreeing with the relevant authorities on any settlement compromise or conclusion in respect thereof (save where the action of the Landlord would have an adverse impact on the Tenant’s business).

4.3.3	To pay all charges for electricity telephone water gas (if any) and other services consumed in the Premises and all sewerage and environmental charges relating to the Premises including any standing charge, connection charge and meter installation costs and rents.

4.4	Repairs

4.4.1	To repair, keep and maintain in good and substantial repair and condition the Premises (damage by the Insured Risks and Uninsured Risks excepted save to the extent that payment of the insurance moneys in relation to the Insured Risks shall be withheld in whole or in part by reason of any act or default of the Tenant any undertenant or other occupier of the Premises or anyone at the Premises with the authority of any of them) and, as often as may be necessary, reinstate, rebuild or renew each part of them.

4.4.2	To replace from time to time any of the Landlord’s fixtures and fittings which become in need of replacement with new ones which are similar in type and quality.

4.4.3	To keep all parts of the Premises as are not built on in a good and clean condition, adequately surfaced and free from weeds, and any landscaped areas properly cultivated and maintained and any trees preserved.

4.5	Plant and machinery

To keep all plant machinery and other equipment (not being moveable property of the Tenant or any undertenant) in the Premises properly maintained and in good working order and condition and for that purpose to employ reputable contractors regularly to inspect, maintain and service the same.

4.6	Decorations

In every Decoration Year and also in the last three months of the Term howsoever determined (but not more than once in the last eighteen months of the Term and not in the last year of the Term if the Tenant renews this Lease or enters into a Further Lease (as defined in clause 10) unless that is a Decoration Year) in a good and workmanlike manner to prepare and decorate (with two coats at least of good quality paint) or otherwise treat as appropriate all parts of the Premises required to be so treated and as often as may be reasonably necessary to wash down all washable surfaces such decorations and treatment in the last year of the Term to be executed in such colours and materials as the Landlord may reasonably require.

4.7	Cleaning

To keep the Premises in a clean and tidy condition.

4.8	Yield up

4.8.1	Immediately prior to the expiration or sooner determination of the Term (unless the Tenant renews this Lease or enters into a Further Lease as defined in clause 10) at the cost of the Tenant:

	4.8.1.1	to replace any of the Landlord’s fixtures and fittings which shall be missing or beyond economic repair with new ones of similar kind and quality;

	4.8.1.2	to remove from the Premises any moulding or sign of the name or business of the Tenant or occupiers and all tenant’s fixtures fittings furniture and effects and to make good to the reasonable satisfaction of the Landlord all damage caused by such removal;

	4.8.1.3	if required by the Landlord to remove all video data and sound communications conducting material installed in the Premises by or at the request of the Tenant or any undertenant; and

	4.8.1.4	if and to the extent required by the Landlord to put or reinstate the Premises in or to a condition commensurate with the Building Specification which, for the avoidance of doubt but without prejudice to the generality of the foregoing, shall include the removal of alterations and additions carried out by or on behalf of the Tenant whether before or after the commencement of the Term and the making good of all damage caused by such removal in all cases to the Landlord’s reasonable satisfaction.

4.8.2	Notwithstanding clause 4.8.1 above, the Tenant shall be entitled to request the Landlord’s advice in connection with which (if any) of the Tenant’s alterations it is required to reinstate which advice shall be given by the Landlord to the Tenant in a timely manner in order to facilitate the carrying out of the relevant works before the end of the Term.

4.8.3	At the expiry or sooner determination of the Term (unless the Tenant renews this Lease or enters into a Further Lease as defined in clause 10) quietly to yield up the Premises to the Landlord in good and substantial repair and condition in accordance with the covenants and other obligations on the part of the Tenant contained in this Lease.

4.9	Rights of entry by Landlord and Head Landlord

4.9.1	To permit the Landlord with all necessary materials and appliances at all reasonable times upon reasonable prior notice not being less than 48 hours (except in cases of emergency) to enter and remain upon the Premises subject to the Landlord (and those authorised by the Landlord) complying with the conditions of entry set out in clause 4.9.3:

	4.9.1.1	to view and examine the state and condition of the Premises and to take schedules of the landlord’s fixtures;

	4.9.1.2	to exercise any of the rights excepted and reserved by this Lease;

	4.9.1.3	for any other reasonable purpose properly connected with the management of or the interest of the Landlord in the Premises.

4.9.2	To allow the Landlord and Head Landlord, and persons authorised by them, to enter the Premises to perform the tenant covenants and conditions in the Head Lease to prevent forfeiture of the Head Lease subject to the Landlord (but not the Head Landlord to the extent such conditions are more onerous than those contained in the Head Lease) and those authorised by the Landlord complying with the conditions of entry set out in clause 4.9.3.

4.9.3	At all times when exercising any right of entry under this Lease (except pursuant to clause 7.1), the Landlord (but not the Head Landlord) and those authorised by the Landlord shall:

	4.9.3.1	cause (and procure that all those exercising the right cause) as little inconvenience and damage and interference as reasonably possible to the Premises and all fittings and equipment within the Premises;

	4.9.3.2	make good as soon as reasonably practicable any physical damage caused to the Premises and all fixtures and fittings to the reasonable satisfaction of the Tenant or other lawful occupier;

	4.9.3.3	give reasonable written notice to the Tenant of not less than 48 hours (save in the case of emergency) of such entry; and

	4.9.3.4	comply with the Tenant’s reasonable security requirements including without limitation any restrictions on access and entry to any areas designated as being confidential by the Tenant which require the Landlord and any persons authorised by the Landlord to be accompanied by the Tenant or its representatives.

4.10	To comply with notices

4.10.1	The Landlord may give written notice (the “First Notice”) to the Tenant specifying a breach of the obligations in this Lease and requiring the Tenant to remedy the breach in question.

4.10.2	If the Tenant shall fail within 20 Working Days of receipt of the First Notice (or as soon as reasonably possible after receipt in case of emergency) to commence and then diligently to continue to comply with the First Notice the Landlord may serve a further notice (the “Warning Notice”) on the Tenant specifying the breach referred to in the First Notice requiring the Tenant to remedy the breach and stating that the Landlord proposes to enter the Premises to exercise the rights contained in clause 4.10.3.

4.10.3	If the Tenant shall fail within ten Working Days of receipt of the Warning Notice (or as soon as reasonably possible in case of emergency) to commence and then diligently to continue to comply with the Warning Notice the Landlord may then without further notice enter the Premises and carry out or cause to be carried out all or any of the works referred to in the Warning Notice and all proper costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on demand and in default of payment shall be recoverable as rent in arrear

4.11	Overloading floors and services and installation of wiring etc.

4.11.1	Not to do anything which may subject the Premises to any strain beyond that which it is designed to bear with due margin for safety and to pay to the Landlord on demand all proper costs reasonably incurred by the Landlord in obtaining the opinion of a qualified structural engineer as to whether the structure of the Premises is being or is about to be overloaded.

4.11.2	To observe the weight limits prescribed for all lifts in the Premises.

4.11.3	Not to use or permit or suffer to be used any electrical or electronic apparatus or equipment that does not comply with any relevant British standard or code of practice (or any replacement thereof) relating to such apparatus or equipment and in addition not to install or use any electrical or electronic equipment or apparatus unless it has been fitted with an efficient suppresser so as to prevent any interference with radio or television reception telecommunications transmission electrical or electronic apparatus or equipment or the operation of any other equipment in any Adjoining Property, where such apparatus or equipment is that normally used in office buildings.

4.12	Pipes

Not to overload or obstruct any Pipes or discharge into any Pipes any oil or grease or any noxious or deleterious substance which may cause an obstruction or become a source of danger or injure the Pipes or the drainage system of the Premises or any Adjoining Property.

4.13	Dangerous materials and use of machinery

Not to bring in any part of the Premises anything which is or is likely to become dangerous offensive combustible especially inflammable radioactive or explosive or which might increase the risk of fire or explosion or which would cause or be likely to cause nuisance annoyance disturbance or damage to the Landlord or any tenant owner or occupier of any Adjoining Property PROVIDED THAT this clause shall not prevent the use of goods and machinery utilised in connection with a modern office building and the activities carried on thereat or (in relation to any area designated for car parking) items usually found in car parks.

4.14	User

4.14.1	Not to use or occupy the Premises for any purpose except for the Permitted User.

4.14.2	Not to use the Premises or any part thereof for any auction or public or political meeting public exhibition or show or for public entertainment or for gaming or playing amusement machines or for gambling or as a sex shop or as a club or for the business of a turf accountancy estate agency undertaker travel agency staff or employment agency or Government Department where services are provided principally to visiting members of the public without appointment.

4.14.3	Not to use the Premises or any part thereof for any dangerous noisy noxious or offensive trade business or occupation whatsoever nor for any illegal or immoral purpose nor for residential or sleeping purposes save for any sleeping pods or bedrooms ancillary to the Permitted User and which do not constitute a private residence or an hotel.

4.14.4	Not to use the Premises for any purpose which is a nuisance or causes damage to the Head Landlord or to owners or occupiers of any Adjoining Property or which involves any substance which may be harmful, polluting or contaminating.

4.14.5	Not to leave the Premises continuously unoccupied for more than thirty days without providing such caretaking and security arrangements as are reasonable in the circumstances in order to protect the Premises and their contents and to deal with any emergency.

4.14.6	To provide the Landlord with a set of keys to the Premises to enable the Landlord or its agents and others authorised by the Landlord to enter the Premises in cases of emergency in accordance with the provisions of this Lease.

4.15	Alterations signs and visual amenity

4.15.1	Not to:

	4.15.1.1	demolish the Premises; or

	4.15.1.2	erect any new building or buildings on the Premises; or

	4.15.1.3	merge or combine the Premises with any adjoining or neighbouring premises; or

	4.15.1.4	make any alterations which materially increase or diminish the lettable floor area of the Premises (but (subject to clause 4.15.1.5) only to the extent that this is prohibited by the Head Landlord); or

	4.15.1.5	make any alterations which would reduce the Net Internal Area of the Office Premises (as those terms are defined in the Head Lease) below 255,861 square feet or increase the Net Internal Area of the Office Premises above 282,794 square feet PROVIDED THAT notwithstanding the foregoing (and subject to the provisions of the Head Lease and clause 4.15.2) the Tenant may make alterations which would reduce the Net Internal Area of the Office Premises by 14,734 square feet or increase the Net Internal Area of the Office Premises by 12,199 square feet from the Net Internal Area of the Office Premises as at the date of this Lease;

	4.15.1.6	make any alterations or additions to the Premises which would render the Premises unfit for letting as high class offices and retail units.

4.15.2	Not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) and the consent of the Head Landlord:

	4.15.2.1	to make any external alterations to the Premises other than those expressly permitted in clause 4.15.3 but including (without limitation) alterations to the shop front or fascia of any Retail Unit (as that term is defined in the Head Lease); or

	4.15.2.2	to make any structural alterations to the Premises other than

(a) those expressly prohibited in clause 4.15.1 or

(b) those expressly permitted in clause 4.15.3.

4.15.3	Notwithstanding (but subject always to) clauses 4.15.1 and 4.15.2 the Tenant may without the consent of the Landlord:

	4.15.3.1	make minor structural alterations which do not affect the structural integrity of the Premises;

	4.15.3.2	make minor external alterations; and

	4.15.3.3	make internal non-structural alterations (including the erection and removal of demountable partitioning).

4.15.4	Within ten Working Days following completion of any alterations or additions carried out pursuant to clauses 4.15.2 and 4.15.3 (together the “Alterations”) the Tenant shall (i) supply to the Landlord a set of as-built drawings and specifications showing the Alterations as actually carried out together with appropriate structural calculations (if applicable) and (ii) make available for inspection by the Landlord a copy of the health and safety file kept pursuant to the Construction (Design Management) Regulations 2007 and any subsequent legislation of a similar nature.

4.15.5	Not without obtaining the prior written consent of the Landlord and the Head Landlord in accordance with the terms of the Head Lease, such consent not to be unreasonably withheld or delayed, to erect any sign notice or advertisement which is visible from outside the Premises subject to the proviso contained in clause 4.11 of the Headlease.

4.15.6	Promptly to make good all damage caused to any parts of the Premises or any Adjoining Property in the carrying out of any alterations or additions.

4.15.7	So far as practicable and so long as it is economically viable in carrying out any alterations to use materials from sustainable sources and to have due regard to the impact of such alterations upon the EPC rating for the Premises.

4.16	Works carried out to the Premises

Without prejudice to the provisions of clause 4.15 or to any covenants and conditions which the Landlord may lawfully require or impose in giving consent for alterations or additions to the Premises, pursuant to the terms of this Lease the Tenant shall carry out any alterations additions repairs replacements or other works to or in respect of the Premises in a good and workmanlike manner without using materials which are known or suspected to be deleterious and in accordance with the reasonable requirements of the Landlord notified in writing to the Tenant when giving consent.

4.17	Alienation

4.17.1	Not to assign or charge any part or parts (as distinct from the whole) of the Premises and not to agree so to do.

4.17.2	Not to part with possession of or share the occupation of the whole or any part or parts of the Premises or agree so to do save in relation to an assignment of the whole of the Premises or permit any person to occupy the same save by way of an assignment of whole or underlease of the whole of the Premises or a Permitted Part in accordance with the provisions of this clause PROVIDED THAT nothing contained in this clause shall prevent the Tenant from sharing occupation of the whole or any part or parts of the Premises with an Entity which is a Group Company of the Tenant so long as such occupation shall not create the relationship of landlord and tenant between the Tenant and the Group Company and notice of the sharing of occupation and the name of the Group Company is given to the Landlord before the sharing begins and the sharing immediately comes to an end whenever the relevant Group Company ceases to be a Group Company of the Tenant and notice of the ceasing of sharing occupation is given forthwith to the Landlord. For the avoidance of doubt, there shall be no limit on the number of Group Companies permitted to share occupation pursuant to this clause and any such sharing shall count as one unit of occupation.

4.17.3	Not to underlet the whole of the Premises or a Permitted Part otherwise than in accordance with the provisions of this clause 4.17 and subject thereto to procure that any underletting is on such terms (including length of term) as shall be in accordance with the principles of good estate management.

4.17.4	Not to underlet the whole of the Premises otherwise than on the condition that if the Landlord shall reasonably so require, the Tenant shall obtain an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in the fourth schedule (with any necessary changes).

4.17.5	Not to underlet the whole of the Premises or a Permitted Part at a fine or a premium or at a rent less than the open market rental value of the Premises at the time of such underlease or, where a Permitted Part is underlet, the open market rental value of the Permitted Part.

4.17.6	Without prejudice to the foregoing provisions not to charge or underlet the whole of the Premises without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed nor to assign the whole of the Premises otherwise than in strict compliance with clauses 4.17.16 to 4.17.19.

4.17.7	Prior to any permitted underlease to procure that the undertenant enters into direct covenants with the Landlord and the Head Landlord as follows:

	4.17.7.1	an unqualified covenant by the undertenant that the undertenant shall not assign or charge (or agree so to do) any part or parts (as distinct from the whole) of the Premises and shall not (save by way of an assignment of the whole) part with possession of or share the occupation of the whole or any part of the Premises or agree so to do or permit any person to occupy the same save that:

		(a)	where the Tenant has underlet the whole of the Premises, the undertenant may further underlet the Premises on the same terms mutatis mutandis as this clause 4.17 (as applicable to an underletting of the Premises) but provided that there shall be no more than five further underleases of the same part of the Premises granted out of any such underlease of the whole of the Premises;

		(b)	where the undertenant has underlet a Permitted Part of the Premises, the undertenant may further underlet the Permitted Part on the same terms mutatis mutandis as this clause 4.17 (as applicable to an underletting of a Permitted Part) but provided that there shall be no more than four further underleases of the same part of the Premises granted out of any such underlease of the Permitted Part; and

		(c)	the undertenant may share occupation with Group Companies provided that no relationship of landlord and tenant is thereby created, with any such group sharing counting as one unit of occupation and the undertenant observing the provisions of clause 4.17.2 (mutatis mutandis);

	4.17.7.2	a covenant by the undertenant that the undertenant shall not assign (or unconditionally agree to assign) the whole of the Premises without obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed; and

	4.17.7.3	a covenant by the undertenant to perform and observe all the tenant’s covenants and the other provisions contained in:

(a) this Lease so far as they relate to the premises underlet (other than the payment of the rents); and

(b) the permitted underlease.

4.17.8	Every permitted underlease shall contain:

	4.17.8.1	provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) on an upwards only basis at intervals of not less than five years (which for the avoidance of doubt need not be coincidental with the rent reviews under this Lease) in accordance with the provisions set out in the third schedule hereto mutatis mutandis and with references to “Assumed Premises” being deemed to be references to premises demised by the permitted underlease;

	4.17.8.2	a covenant by the undertenant (which the Tenant hereby covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing in relation to the premises underlet in breach of the provisions of this Lease insofar as these provisions relate to the premises underlet;

	4.17.8.3	a condition for re-entry on breach of any covenant by the undertenant;

	4.17.8.4	(subject to the provisions of clause 4.17.6) the same provisions (mutatis mutandis) as are set out in clauses 4.17.16 to 4.17.19 but so that the underlease shall not be required to include any provision equivalent to clauses 4.17.16.1 and 4.17.16.2;

	4.17.8.5	provisions requiring the landlord thereunder to insure for the loss of the principal rent payable thereunder for a period of not less than four years and limiting any cesser of rent following damage or destruction by any insured risk to a period no greater than the period for loss of rent insurance; and

	4.17.8.6	covenants by the undertenant equivalent to those on the part of the Tenant contained in clauses 6.10.7 to 6.10.9.

4.17.9		Not to underlet a Permitted Part constituting less than a whole floor of the Premises or including any part of the Premises which is not a whole floor except by way of Unsecured Underletting.

4.17.10		Not to underlet any floor of the Premises so as to sub-divide it into more than four units of accommodation.

4.17.11		To take reasonable steps to enforce the performance and observance by every such undertenant of the covenants provisions and conditions of the underlease and not knowingly at any time to waive any breach of the same.

4.17.12		To procure that the principal rent is reviewed under any permitted underlease in accordance with the terms thereof but not to agree any reviewed rent with the undertenant without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

4.17.13		Not to vary the terms or accept any surrender of any permitted underlease (or agree so to do) without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

4.17.14		To procure that the rents reserved by any permitted underlease shall be payable on the usual quarter days and shall not be commuted or payable more than one quarter in advance and not to permit the reduction of any rents reserved by any such underlease.

4.17.15		To provide the Landlord with a certified copy of any notice given under the Landlord and Tenant Act 1954 to the Tenant by an undertenant as soon as reasonably practicable following receipt of the same by the Tenant.

4.17.16		For the purposes of section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may withhold consent to an assignment of the whole of the Premises if:

	4.17.16.1	the proposed assignee is not an Acceptable Assignee; or

4.17.16.2	the proposed assignee is an Entity which is a Group Company of the Tenant which either:

(a) has not continuously for a period of one year immediately preceding the date of the application to assign maintained and which on the date of the transfer to it of this Lease maintains a credit rating referred to in paragraph (a) of the definition of “Acceptable Assignee”; or

(b) would had the proposed assignee been the Tenant at any point during the period of 12 months prior to the application to assign have adversely affected the market value of the Landlord’s interest in the Premises in the circumstances referred to in paragraph (b) of the definition of “Acceptable Assignee”; or

4.17.16.3	the proposed assignee or any proposed guarantor for it is any person or Entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease; or

4.17.16.4	the proposed assignee or any proposed guarantor for it is a corporation registered in or an individual resident in a jurisdiction which does not have in place procedures for the recognition and enforcement by the court in that jurisdiction of a judgment obtained in the Courts of England and Wales so that such a judgment will not necessarily be enforced without any re-examination of the merits of the case; or

4.17.16.5	the proposed assignee or any proposed guarantor for it is any person or Entity in relation to whom any of the events mentioned in clauses 7.1.3 to 7.1.5 of this Lease would have occurred if that person or Entity were the Tenant under this Lease; or

4.17.16.6	the Rent due from the Tenant under this Lease remains unpaid; or

4.17.16.7	there is a substantial outstanding breach of covenant on the part of the Tenant which relates to the repair of the Premises.

4.17.17	For the purposes of section 19 (1A) of the Landlord and Tenant Act 1927 and section 16 of the Landlord and Tenant (Covenants) Act 1995 it is further agreed that any consent of the Landlord to an assignment of the whole of the Premises may be subject to:

	4.17.17.1	a condition requiring that before the Tenant completes the assignment of this Lease the Tenant and any Guarantor jointly and severally execute and deliver to the Landlord a deed which shall be prepared by the Landlord’s solicitors containing covenants on the part of the Tenant (and the Guarantor if required) in the form of those contained in the sixth schedule (amended as necessary to reflect that the Tenant and the Guarantor are entering into the authorised guarantee agreement obligations jointly and severally or otherwise as the Landlord may reasonably require);

	4.17.17.2	a condition that the assignment is completed and registered with the Landlord in accordance with clause 4.18 within three months of the date of the consent and that if it is not the consent shall be void;

	4.17.17.3	a condition that before the Tenant completes the assignment of the Lease, if the Landlord acting reasonably determines it to be necessary, one or more guarantors acceptable to the Landlord, acting reasonably, covenant by deed with the Landlord in the form of guarantee set out in the fourth schedule; and/or

	4.17.17.4	a condition that prior to any permitted assignment it is procured that the assignee enters into a direct covenant with the Landlord that with effect from the date of the assignment until the first subsequent assignment which is not an excluded assignment (as the expression is defined in the Landlord and Tenant (Covenants) Act 1995) the proposed assignee will pay the rents hereby reserved and perform and observe the covenants by the Tenant contained in this Lease.

4.17.18	Without prejudice to the provisions of clauses 4.17.16 and 4.17.17 the Tenant shall not assign the whole of the Premises without the prior written consent of the Landlord and except in relation to the circumstances mentioned in clause 4.17.16 and the conditions mentioned in clause 4.17.17 such consent shall not be unreasonably withheld or delayed. The parties agree that in considering whether or not the Landlord is reasonably withholding or delaying such consent due and proper regard shall be had to the provisions and effect of the Landlord and Tenant (Covenants) Act 1995.

4.17.19	Clauses 4.17.16 and 4.17.17 shall operate without prejudice to the Landlord’s right (acting reasonably and having regard to the other provisions of such clauses) to refuse such consent on any other ground or grounds where such refusal would be proper and reasonable or to impose further conditions upon the grant of consent where such imposition would be proper and reasonable.

4.17.20	If at any time any one or more provisions of this clause 4.17 is or becomes invalid or illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

4.17.21	To the extent (if any) necessary to make the foregoing provisions of this Lease effective (but not further or otherwise) section 144 of the Law of Property Act 1925 shall not apply.

4.18	Registration of dispositions

Within 30 days of every assignment transfer assent underlease assignment of underlease mortgage charge or any other disposition whether mediate or immediate of or relating to the Premises (however remote) to supply to the Landlord a copy certified by the Tenant’s solicitors of the document evidencing or effecting such disposition and on each occasion to pay to the Landlord or its solicitors a reasonable registration fee.

4.19	Disclosure of information

Whenever a party to this Lease shall reasonably request, but not more than once a year (save in the last year of the Term), to supply to the other party sufficient particulars of all occupations and derivative and superior interests in the Premises however remote or inferior or superior. The Tenant shall in addition supply any necessary particulars of the rents and licence fees payable and any rent or licence fee review determination thereunder and to the extent only that the Tenant already possesses the same such further or other information as the Landlord may reasonably and properly require in relation to all occupations and derivative interests in the Premises from time to time and to supply certified copies of all documentation supplemental to or collateral with any underleases of the Premises including (without limitation) memoranda recording the rent payable following review or other determination thereof but subject to the party making the request paying the reasonable costs of the other party of providing any information under this clause.

4.20	Landlord’s costs

Within ten Working Days of demand, to pay to the Landlord and the Head Landlord all reasonable and proper costs fees charges disbursements and expenses properly incurred by them:

4.20.1	in relation to or in reasonable contemplation of the preparation and service of a notice under section 146 of the Law of Property Act 1925 and of any proceedings under section 146 or 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under section 146 is complied with by the Tenant or the Tenant is relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the Court);

4.20.2	in relation to or in reasonable contemplation of the preparation and service of all proper notices and schedules relating to wants of repair served during the Term or no later than six months following the end of the Term (but relating only to such wants of repair for which the Tenant is liable);

4.20.3	in connection with the proper and reasonable recovery or attempted recovery of arrears of rent or other sums overdue from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant; and

4.20.4	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management and monitoring fees and expenses where properly incurred) whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of its consent is unreasonable or where any conditions to consent are not properly imposed) or whether the application be withdrawn, and in relation to any payment due pursuant to clauses 4.20.1 to 4.20.3, on an indemnity basis.

4.21	Statutory requirements

4.21.1	At the Tenant’s own expense to comply in all respects with every statute now in force or which may after the date of this Lease be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Commission and/or The Council of Ministers relating to the Premises or their use, including (without prejudice to the generality of this clause) the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990 insofar as such statute or obligation relates to the Premises and compliance with such statute or other obligation is not required due to the default of the Landlord in performing any obligation in this Lease.

4.21.2	To execute all works and provide and maintain all arrangements on or in respect of the Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier, and shall indemnify the Landlord against all costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required provided that such obligation does not arise due to the default of the Landlord in performing any obligation in this Lease.

4.21.3	Not to do or omit to be done in or near the Premises any act or thing by reason of which the Landlord or any owner or occupier of any Adjoining Property may under any statute or non-statutory regulations become liable to pay any penalty damages compensation costs charges or expenses.

4.22	Planning Acts

4.22.1	To comply with the provisions and requirements of the Planning Acts and to indemnify and keep the Landlord indemnified against all actions proceedings demands costs expenses and liability in respect of any contravention.

4.22.2	Not to apply for planning permission or for other consents required under the Planning Acts in respect of the Premises or for certificates or determinations as to lawful use without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed where under the relevant provisions of this Lease the consent of the Landlord is not required or cannot be unreasonably withheld in respect of the matters the subject of the application provided that no such consent is required in relation to any alterations which the Tenant is permitted to make without the consent of the Landlord.

4.22.3	At the Tenant’s own expense to obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use of the Premises.

4.22.4	To pay and satisfy any charge or levy that may hereafter be lawfully imposed under the Planning Acts in respect of any Development by the Tenant on or at the Premises.

4.22.5	The Tenant shall not implement any planning permission or consent required under the Planning Acts before it has been produced to and approved in writing by the Landlord such approval not to be unreasonably withheld or delayed.

4.22.6	Unless the Landlord shall otherwise direct to carry out and complete before the expiration or sooner determination of the Term:

	4.22.6.1	any works stipulated to be carried out to the Premises as a condition of any planning permission granted during the Term and implemented by the Tenant or any undertenant; and

	4.22.6.2	any Development begun upon the Premises by the Tenant or any undertenant in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts.

4.22.7	If and when called upon so to do to produce to the Landlord as soon as reasonably practicable following demand and at the Landlord’s cost all plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this clause have been complied with in all respects.

4.23	Statutory notices

Within 14 days after receipt of the same (or sooner if requisite having regard to the time limits stated therein) to produce to the Landlord a copy and any further particulars reasonably required by the Landlord of any notice or order or proposal given to the Tenant and relevant to the Premises or the occupiers thereof and without delay to take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant and at the request and cost of the Landlord to make or join with the Landlord in making such objection or representation against or in respect of any such notice order or proposal as the Landlord shall deem expedient (acting reasonably) unless the Tenant reasonably considers that to do so would materially prejudice its commercial interests.

4.24	Defective premises

Immediately upon becoming aware of the same, to give written notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing so as to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices which the Landlord may from time to time reasonably require in order to satisfy such provisions to be displayed in relation thereto.

4.25	Fire precautions and equipment etc.

To comply with the requirements of the insurers of the Premises in relation to fire precautions affecting the Premises.

4.26	Encroachments and easements

4.26.1	Save as part of any alterations to which the Landlord has given its consent in accordance with an application made by the Tenant pursuant to clause 4.15 not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to stop up or obstruct (other than to an immaterial extent in the context of the Premises taken as a whole) any of the windows or lights belonging to the Premises nor to knowingly permit any new window opening doorway passage Pipes or other encroachment or easement to be made or acquired into upon or over the Premises or any part thereof and in case any person shall attempt to make or acquire any encroachment or easement to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant and at the reasonable request and cost of the Landlord to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement.

4.26.2	Not to give to any person any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings of the Premises by the consent of such person nor to pay any sum of money or enter into any agreement with any person for the purpose of inducing or binding such person to abstain from obstructing the access of light to any of the windows or openings and in the event of any person doing or threatening to do anything which obstructs the access of light to any of the windows or openings forthwith to notify the Landlord of the same after becoming aware of the same.

4.27	Reletting and sales

To permit all persons with the written authority of the Landlord to view the Premises at all reasonable hours in the daytime upon prior appointment having been made provided that any such entry permitted by this clause 4.27 shall be on the terms and in accordance with the conditions of entry set out in clause 4.9.3.

4.28	Indemnity

To keep the Landlord fully indemnified from and against all reasonably foreseeable actions proceedings claims demands losses costs expenses damages and liability arising from any breach of the Tenant’s covenants or other obligations contained in this Lease provided that the Landlord shall notify the Tenant of any such liability and take all reasonable steps to mitigate such liability having regard to the nature of the breach.

4.29	Value Added Tax

4.29.1	Where, pursuant to the terms of this Lease, the Landlord or any other person (for the purposes of this clause 4.29.1, the “Supplier”) makes or is deemed to make a supply to the Tenant for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Tenant shall (a) if any other consideration given for such supply consists wholly of money, at the same time as paying such other consideration; or (b) if such other consideration does not consist wholly of money, on demand, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Tenant with a Value Added Tax invoice in respect of such supply in accordance with the requirements of the Value Added Tax Act 1994.

4.29.2	Where, pursuant to the terms of this Lease, the Tenant is required to reimburse the Landlord or any other person (for the purposes of this clause 4.29.2, the “Recipient”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Tenant shall also reimburse the Recipient for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Recipient is entitled to credit or repayment in respect of such Value Added Tax from H M Revenue & Customs.

4.29.3	For the avoidance of doubt the Landlord shall not be under a duty to exercise or not to exercise any option or right conferred on the Landlord by the legislation relating to Value Added Tax (including any regulations made thereunder) so as to reduce or avoid any liability to Value Added Tax referred to in clauses 4.29.1 or 4.29.2 above or so as to entitle or enable the Landlord to so obtain a credit for such Value Added Tax as referred to in clause 4.29.2 above.

4.29.4	Not to use the whole or any part of the Premises in such a way or otherwise act in a manner as would cause the option to tax made by the Landlord in respect of the Premises to be disapplied.

4.29.5	To provide to the Landlord as soon as may reasonably be practicable such information and supporting evidence as the Landlord may reasonably require to determine whether supplies of goods and services to the Tenant under this Lease are taxable or exempt for the purposes of Value Added Tax, and to notify the Landlord, as and when they occur, of changes which render that information incorrect or likely to be incorrect.

4.30	Covenants affecting reversion

To perform and observe the provisions of the deeds and documents referred to in the fifth schedule hereto so far as the same are still subsisting and capable of taking effect and relate to or affect the Premises (other than the Head Lease and the

Copthall Avenue Head Lease).

4.31	To comply with Headlease and Management Agreement

4.31.1	Save to the extent that the Landlord covenants to perform the same pursuant to clause 5.5 not to do or permit or omit to be done anything which would constitute a breach of covenants conditions exceptions and reservations contained in the Head Lease as at the date of this Lease.

4.31.2	To provide to the Landlord all relevant information requested by the Landlord necessary to enable the Landlord to comply with its obligations pursuant to the Head Lease.

4.31.3	To comply with the obligations on the part of the Landlord contained in the management agreement dated 21 March 2006 between the Head Landlord (1) and the Landlord (2).

4.32	EPC

So far as practicable and economically viable to have due regard to the impact of any activity carried on at the Premises upon the EPC rating for the Premises (subject to clause 4.15.7).

4.33	Land Registry Matters

4.33.1	To apply to the Land Registry on Form AP1 within the period of 20 Working Days beginning on the date of the Lease for registration of the Lease and when the Land Registry confirms that the registration applications have been completed to supply the Landlord with satisfactory evidence of this.

4.33.2	To submit to the Land Registry together with its own application for registration of the Lease against the title numbers referred to in the fifth schedule and for registration of easements any application for EID designation required by the Landlord (subject to the Landlord providing to the Tenant completed Forms EX1 and EX1A together with a cheque for the requisite fee) provided that if the Tenant’s applications are not both submitted at the same time then the Landlord’s application for EID designation shall be submitted together with the first application to be submitted.

4.33.3	At the end or sooner determination of the Term to apply to the Land Registry for the cancellation of any entry or notice of or relating to this Lease on the Landlord’s title and to provide all reasonable assistance required by the Landlord to remove such entries and requesting closure of the title under which this Lease is registered.

5	LANDLORD’S COVENANTS

THE Landlord COVENANTS (but so that the covenant on the part of the Landlord is a covenant to do or not to do that which is covenanted for so long only as the Landlord remains entitled to the reversion immediately expectant on the determination of the Term) with the Tenant as follows:

5.1	that the Tenant paying the rents reserved by this Lease and performing and observing the covenants on the part of the Tenant contained in this Lease may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it or by any person with title paramount;

5.2	to use best endeavours to enforce the obligations of the Head Landlord in the Head Lease;

5.3	at the cost of the Tenant to use best endeavours to pursue and obtain consents and approvals required under the Head Lease following application made by the Tenant;

5.4	wherever this Lease provides that any approval or consent or licence of the Landlord is not to be unreasonably withheld, not to unreasonably withhold or delay such approval, consent or licence;

5.5	to observe and perform the conditions and covenants imposed on the tenant in clauses 3.1, 3.2, 4.1, 4.2, 4.4, 4.5, 4.14, 4.17, 4.23 (to the extent that such Liabilities arise as a result of the act or default of the Landlord), 4.24 (in relation to any breach by the Landlord of its obligations under this clause), 4.27 and 6 of the Head Lease but so that the Landlord shall have no liability to the Tenant for any breach of this obligation where such breach arises by reason of a breach by the Tenant of the covenants and conditions to be observed and performed by the Tenant under this Lease;

5.6	at the request and cost of the Tenant to use all reasonable endeavours to enforce the obligations on the part of the Head Landlord contained in the management agreement referred to in clause 4.31.3 and those of the parties to the deeds referred to in paragraph 2 of the fifth schedule;

5.7	as soon as reasonably practicable to supply to the Tenant a copy of any notice served on the Landlord in relation to the Premises (including any notice served by the Head Landlord);

5.8	as soon as reasonably practicable following written request to provide to the Tenant such contact details in relation to the Head Landlord as are then held by the Landlord; and

5.9	not without the consent of the Tenant (such consent not to be unreasonably withheld or delayed) to give approval to the Head Landlord’s sign pursuant to paragraph 5 of part 2 of the First Schedule to the Head Lease.

6	LANDLORD’S INSURANCE

6.1	Landlord’s insurance

6.1.1	The Landlord shall enforce the covenants of the Head Landlord in the Head Lease relating to insurance of the Premises and shall request and use best endeavours to procure that the Head Landlord insures against such other risks as reasonably requested by the Tenant (subject to such exclusions and limitations as may be imposed by the insurers).

6.1.2	The Landlord covenants to allow to the Tenant the full benefit of the covenants in the Head Lease given by the Head Landlord in relation to insurance of the Premises and subject to the terms of this Lease to comply with its obligations as tenant in clause 6.2 of the Head Lease in so far as and to the extent that such obligations are not made the responsibility of the Tenant pursuant to this Lease.

6.1.3	If the Head Landlord ceases to be obliged for any reason to insure the Premises, the Landlord shall insure the Premises on the same terms as the Head Landlord was required to do under the terms of the Head Lease whether or not the Head Lease still subsists and shall insure against such other risks as reasonably requested by the Tenant (subject to the same being insurable and subject to such exclusions and limitations as may be imposed by the insurers).

6.1.4	The Landlord shall insure against loss of rents (including any Value Added Tax payable on the rents and taking into account the Landlord’s or the Landlord’s surveyor’s reasonable estimate of any likely increase in the rents in accordance with the third schedule) due to loss or damage by the Insured Risks for such period as the Landlord or the Tenant may reasonably require (being not less than five nor more than seven years) and in the event of any disagreement as to the length of the loss of rent insurance period, the longer period shall prevail.

6.1.5	The Landlord shall insure against third party and employer’s liability and such other insurances as the Landlord (acting reasonably) may require in such amount as the Landlord or the Landlord’s surveyor reasonably determines as appropriate for a high class building in the City of London.

6.1.6	Following damage or destruction to the Premises by an Insured Risk (which is not, while the Head Landlord is obliged to insure the Premises, a Default Uninsured Risk), the Landlord shall (subject to the Tenant complying with its obligations pursuant to clause 6.3.9) use reasonable endeavours to obtain all planning and other consents necessary to rebuild and reinstate the Premises as soon as reasonably practicable and when the consents have been obtained and subject to receiving the insurance proceeds (which the Landlord shall use best endeavours to obtain and making up any deficiency out of its own monies) the Landlord shall proceed to rebuild and reinstate the Premises as soon as reasonably practicable substantially as they were before the destruction or damage in modern form if appropriate but not necessarily identical in layout and shall in addition reinstate the accesses to the Premises if so destroyed or damaged and shall notify the Tenant as soon as is reasonably practicable after such damage has occurred but in any event within twelve months of the date of such damage of its programme and proposals for such reinstatement and keep the Tenant reasonably informed of the progress of such reinstatement and use reasonable endeavours to procure warranties in an industry standard form in favour of the Tenant from the contractor and professional team.

6.2	Provision of information

On reasonable written request, the Landlord, on receipt of the same from the Head Landlord, will provide the Tenant with a written summary and details of the Head Landlord’s insurance and a copy of the insurance policies together with evidence of the payment of the most recent premiums in respect of that insurance and the Landlord covenants to request and use best endeavours to obtain the same (and any other information relating to the Head Landlord’s obligations to insure under the Head Lease reasonably required by the Tenant) from the Head Landlord on reasonable written request from the Tenant and to provide the same to the Tenant on reasonable written request if the Landlord insures.

6.3	Tenant’s obligations

The Tenant is:

6.3.1	if the Landlord or Head Landlord has expressly agreed to insure alterations and additions to the Premises to notify the Landlord of the reinstatement value of such alterations and additions made by the Tenant or any undertenant excluding the value of tenant’s and trade fixtures forming part of these alterations and improvements;

6.3.2	save in relation to Default Uninsured Risks not to put in place insurance cover for the Premises against the Insured Risks;

6.3.3	to maintain third party and employer’s liability insurance in respect of the Tenant’s use and occupation of the Premises;

6.3.4	on reasonable request to provide to the Landlord written details of any policy or policies of insurance maintained by the Tenant under this clause 6.3 together with evidence for the payment of the most recent premiums in respect of those insurance policies;

6.3.5	if it receives any insurance moneys in respect of the Premises in respect of insurance placed in breach of clause 6.3.2 to notify the Landlord of the amount of such insurance moneys it receives and to hold such insurance moneys upon trust for the Landlord and the Landlord covenants to apply such moneys to the reinstatement of the Premises in accordance with clause 6.1.6;

6.3.6	to notify the Landlord immediately in writing of any damage to or destruction of the Premises by any of the Insured Risks of which the Tenant becomes aware;

6.3.7	to notify the Landlord immediately in writing of any reason known to the Tenant why the Landlord’s or Head Landlord’s insurances in respect of the Premises may become void or voidable;

6.3.8	where reasonably required to do so by the Landlord to enable the Landlord to comply with its obligations in respect of reinstatement provided that a suspension pursuant to clause 6.4 applies to the whole of such vacation period (including any reasonable period during which the Tenant is in the course of vacating), to vacate the Premises (or a relevant part); and

6.3.9	if the payment of any insurance monies is refused in whole or in part by reason of any act or default of the Tenant any undertenant or any other occupier of the Premises or any person at the Premises with the authority of any of them to pay to the Landlord or to whomever the Landlord so directs a sum equal to the payment so refused and the Landlord covenants to apply such sum to the reinstatement of the Premises pursuant to its obligations under this Lease and the Head Lease.

6.4	Suspension of Rent

6.4.1	If the whole or part of the Premises are damaged or destroyed by an Insured Risk (including for the avoidance of doubt a Default Uninsured Risk) (save to the extent that the payment of insurance monies are refused in whole or in part by reason of any act or default of the Tenant any undertenant or any other occupier of the Premises or any person at the Premises with the authority of any of them) the Rent (or a fair proportion of it according to the extent that the Premises are unfit for occupation and use or inaccessible) will be suspended for the period from and including the date of such damage or destruction to and including the earlier of:

	6.4.1.1	the date on which the Premises are fit for use accessible and reinstated; and

	6.4.1.2	the date on which the loss of rent period referred to in clause 6.1.4 expires and the Landlord shall refund to the Tenant any Rent paid by the Tenant in respect of the period after the date of such damage or destruction and relating to the period of any such suspension.

6.4.2	With effect from the date of damage or destruction by a Market Uninsured Risk, the Rent or a fair proportion of it according to the nature and extent of the damage sustained, is to be suspended and cease to be payable until the date on which the Premises are fit for use accessible and reinstated and the Landlord shall refund to the Tenant any Rent paid by the Tenant in respect of the period after the date of such damage or destruction and relating to the period of any such suspension.

6.4.3	Any dispute about the operation of this clause 6.4 is to be referred to an Independent Person acting as an expert in accordance with the Seventh Schedule.

6.5	Termination

6.5.1	If the Premises (or a substantial part of them) are damaged or destroyed by an Insured Risk or an Uninsured Risk within the last five years of the Term, so that the whole or substantially the whole of the Premises are unfit for occupation and use or are inaccessible, either the Landlord or the Tenant may terminate this Lease by serving six months' written notice on the other party within twelve months of the date of damage or destruction.

6.5.2	If the Landlord has not commenced the works of rebuilding or reinstating the Premises within the period of three years of the damage or destruction by an Insured Risk (which is not, while the Head Landlord is obliged to insure the Premises, a Default Uninsured Risk) the Tenant may terminate this Lease by giving to the Landlord written notice to that effect.

6.5.3	If the Premises are damaged or destroyed by an Insured Risk (which is not, while the Head Landlord is obliged to insure the Premises, a Default Uninsured Risk) and the Landlord has not practically completed the works of rebuilding or reinstating the Premises (as evidenced by the issue of the certificate or statement of practical completion under the building contract for the works but subject only to such minor snagging which would not impede the use and occupation of the Premises as high class offices by the Tenant) prior to the expiry of the loss of rent period referred to in clause 6.1.4 the Tenant may terminate this Lease by giving to the Landlord written notice to that effect (unless the works have been so practically completed before the date of the Tenant’s notice).

6.6	Damage by a Market Uninsured Risk

6.6.1	The provisions of this Clause 6.6 apply following damage or destruction by a Market Uninsured Risk to the Premises or any part of them.

6.6.2	The Landlord and the Tenant shall as soon as reasonably practicable and in any event within nine months of the date of any damage or destruction by a Market Uninsured Risk to the Premises or any part of them, consult with each other with regard to the Landlord’s intentions in relation to the Premises.

6.6.3	If as a result of a Market Uninsured Risk the Premises either suffers Substantial Damage or is destroyed the Landlord may in its absolute discretion by service in writing (an “Election Notice”) on the Tenant given within the period of 12 months following the date of such damage or destruction elect whether or not it intends to rebuild or reinstate the Premises. The Landlord shall act in good faith towards the Tenant in deciding whether or not it intends to rebuild or reinstate the Premises.

6.6.4	If the Premises suffer damage which is not Substantial Damage but is caused by a Market Uninsured Risk the Landlord shall (to the extent that such damage adversely affects the use and enjoyment of the Premises by the Tenant as high class offices) reinstate the Premises in accordance with clause 6.6.5.

6.6.5	If the Landlord serves an Election Notice electing to rebuild or reinstate the Premises so damaged or destroyed or is obliged to reinstate under clause 6.6.4 the Landlord shall:

	6.6.5.1	notify the Tenant and keep it notified of the source or sources and amounts of finance available to the Landlord to effect the reinstatement of the Premises and shall respond reasonably as soon as possible to the Tenant’s reasonable requests for further information on sources and amounts of such finance; and

	6.6.5.2	use reasonable endeavours to obtain all planning and other consents necessary to rebuild and reinstate the Premises as soon as reasonably practicable and when the consents have been obtained the Landlord shall proceed to rebuild and reinstate the Premises as soon as reasonably practicable substantially as they were before the destruction or damage in modern form if appropriate but not necessarily identical in layout and shall in addition reinstate the accesses to the Premises if so destroyed or damaged and shall notify the Tenant as soon as is reasonably practicable after such damage has occurred but in any event within twelve months of the date of such damage of its programme and proposals for such reinstatement and keep the Tenant reasonably informed of the progress of such reinstatement and use reasonable endeavours to procure warranties in an industry standard form in favour of the Tenant from the contractor and professional team.

6.6.6	If the Landlord serves an Election Notice electing not to rebuild or reinstate the Premises the Landlord or the Tenant may terminate this Lease by giving written notice to the other to that effect to expire immediately.

6.6.7	If the Landlord has not served an Election Notice within twelve months after the date of damage or destruction of the Premises, the Tenant may terminate this Lease by giving to the Landlord notice to that effect at any time thereafter to expire immediately.

6.6.8	If the Landlord has not commenced the works of rebuilding or reinstatement within three years of the date of damage or destruction, the Tenant may terminate this Lease by giving to the Landlord written notice to that effect to expire immediately.

6.6.9	If the Landlord has not practically completed the works of rebuilding or reinstating the Premises (as evidenced by the issue of the certificate or statement of practical completion under the building contract for the works but subject only to such minor snagging which would not impede the use and occupation of the Premises as high class offices by the Tenant) prior to the expiry of a period of the same length as the loss of rent period referred to in clause 6.1.4 the Tenant may terminate the Lease by giving to the Landlord written notice to that effect to expire immediately (unless the works have been so practically completed before the date of the Tenant’s notice).

6.6.10	On the expiry of any notice of termination given under this clause, this Lease will terminate, but without affecting any liability arising from a breach of covenant or condition which has occurred before this.

6.7	Damage by a Default Uninsured Risk

6.7.1	The provisions of this Clause 6.7 apply until the Head Landlord ceases to be obliged for any reason to insure the Premises and following damage or destruction by a Default Uninsured Risk to the Premises or any part of them.

6.7.2	The Landlord and the Tenant shall as soon as reasonably practicable and in any event within nine months of the date of any damage or destruction by a Default Uninsured Risk to the Premises or any part of them, consult with each other with regard to the Landlord’s intentions in relation to the Premises.

6.7.3	If as a result of a Default Uninsured Risk the Premises either suffers Substantial Damage or is destroyed the Landlord shall use best endeavours to procure payment by the Head Landlord of a sum equal to the insurance monies which the insurer should have paid had the Head Landlord complied with its obligations to insure in the Headlease (the “Default Shortfall”).

6.7.4	If the Landlord receives payment of the Default Shortfall the Landlord shall use reasonable endeavours to obtain all planning and other consents necessary to rebuild and reinstate the Premises as soon as reasonably practicable and when the consents have been obtained the Landlord shall proceed to rebuild and reinstate the Premises as soon as reasonably practicable substantially as they were before the destruction or damage in modern form if appropriate but not necessarily identical in layout and shall in addition reinstate the accesses to the Premises if so destroyed or damaged and shall notify the Tenant as soon as is reasonably practicable after such damage has occurred but in any event within twelve months of the date of such damage of its programme and proposals for such reinstatement and keep the Tenant reasonably informed of the progress of such reinstatement and use reasonable endeavours to procure warranties in an industry standard form in favour of the Tenant from the contractor and professional team.

6.7.5	If the Landlord has not received payment of the Default Shortfall within 12 months following the date that the Premises suffers Substantial Damage or is destroyed by a Default Uninsured Risk then subject to clause 6.7.6 the Tenant or (subject to the Landlord having complied with its obligations in clause 6.7.3) the Landlord may terminate this Lease by giving written notice to the other to that effect to expire immediately PROVIDED THAT if at that date the Landlord or the Tenant acting reasonably consider that there is a realistic possibility of the Head Landlord paying the Default Shortfall the Landlord or the Tenant may not terminate this Lease under this clause 6.7.5 until there is no longer a realistic possibility of the Head Landlord paying the Default Shortfall or the date which is 24 months following the date that the Premises suffers Substantial Damage or is destroyed by a Default Uninsured Risk if earlier.

6.7.6	The Landlord may at any time in its absolute discretion by service in writing on the Tenant given within the period of 12 months following the date of such damage or destruction elect to rebuild or reinstate the Premises and if the Landlord serves such notice this Lease may not be terminated under clause 6.7.5.

6.7.7	If the Premises suffers damage which is not Substantial Damage but is caused by a Default Uninsured Risk the Landlord shall (to the extent that such damage adversely affects the use and enjoyment of the Premises by the Tenant as high class offices) reinstate the Premises in accordance with clause 6.7.8.

6.7.8	If the Landlord serves notice under clause 6.7.6 or is obliged to reinstate under clause 6.7.7 the Landlord shall:

	6.7.8.1	notify the Tenant and keep it notified of the source or sources and amounts of finance available to the Landlord to effect the reinstatement of the Premises and shall respond reasonably as soon as possible to the Tenant’s reasonable requests for further information on sources and amounts of such finance; and

	6.7.8.2	use reasonable endeavours to obtain all planning and other consents necessary to rebuild and reinstate the Premises as soon as reasonably practicable and when the consents have been obtained the Landlord shall proceed to rebuild and reinstate the Premises as soon as reasonably practicable substantially as they were before the destruction or damage in modern form if appropriate but not necessarily identical in layout and shall in addition reinstate the accesses to the Premises if so destroyed or damaged and shall notify the Tenant as soon as is reasonably practicable after such damage has occurred but in any event within twelve months of the date of such damage of its programme and proposals for such reinstatement and keep the Tenant reasonably informed of the progress of such reinstatement and use reasonable endeavours to procure warranties in an industry standard form in favour of the Tenant from the contractor and professional team.

6.7.9	If the Landlord has not commenced the works of rebuilding or reinstatement within three years of the date of damage or destruction, the Tenant may terminate this Lease by giving to the Landlord written notice to that effect to expire immediately.

6.7.10	If the Landlord has not practically completed the works of rebuilding or reinstating the Premises (as evidenced by the issue of the certificate or statement of practical completion under the building contract for the works but subject only to such minor snagging which would not impede the use and occupation of the Premises as high class offices by the Tenant) prior to the expiry of a period of the same length as the loss of rent period referred to in clause 6.1.4 the Tenant may terminate the Lease by giving to the Landlord written notice to that effect to expire immediately (unless the works have been so practically completed before the date of the Tenant’s notice).

6.7.11	On the expiry of any notice of termination given under this clause, this Lease will terminate, but without affecting any liability arising from a breach of covenant or condition which has occurred before this.

6.8	Damage/Destruction occurring during Tenant’s Rent Free Period

If the whole or part of the Premises are damaged or destroyed by an Insured Risk or an Uninsured Risk prior to the Rent Commencement Date then the Rent Commencement Date shall be deferred by one day for every day within the period commencing on the date of damage or destruction and ending on the date on which the whole of the Premises shall again be fit for occupation and use and accessible but if part of the Premises has been damaged or destroyed and provided that the remainder of the Premises is capable of beneficial occupation and use in accordance with the terms of this Lease notwithstanding such damage or destruction, the Rent Commencement Date shall be so deferred only in relation to the part of the Premises so damaged or destroyed and in such circumstances the Rent payable from the Rent Commencement Date in respect of that part of the Premises which is not so damaged or destroyed shall be a proportion of the Rent calculated by reference to the Net Internal Area of the part not so damaged or destroyed and any dispute regarding the deferment of the Rent Commencement Date or the apportionment of the Rent shall be referred by either party to the Independent Person acting as an expert in accordance with the Seventh Schedule.

6.9	Noting of Tenant’s Interest and Information

The Landlord covenants with the Tenant in relation to the policy of insurance effected by the Head Landlord or the Landlord pursuant to its obligations in this Lease that it shall:

6.9.1	notify its insurers and shall (subject to the terms of the Head Lease) procure that the Head Landlord notifies its insurers (if applicable) of the interest of the Tenant in the Premises and shall use reasonable endeavours to have such interest noted on the policies of insurance or by a general noting under the conditions of the policies;

6.9.2	at the cost of the Tenant use best endeavours to procure that the insurers issue a waiver of subrogation rights in respect of the Tenant any undertenant and any other lawful occupier;

6.9.3	produce to the Tenant at the Tenant’s own cost as soon as reasonably practicable following demand (but not more often than once in any calendar year) a copy of the policies of insurance effected by the Landlord or the Head Landlord and evidence of the terms of the policies and the fact that the last premium has been paid;

6.9.4	notify the Tenant of any change in the risks covered by the policies from time to time as well as any changes in the terms of cover of which is becomes aware.

6.10	Latent Defects Insurance Policies

6.10.1	The Tenant shall make and diligently pursue such claims under the Latent Defects Insurance Policies as it reasonably believes are valid and shall make such claims as soon as reasonably practicable after becoming aware of the circumstances giving rise to the claim and shall keep the Landlord regularly informed of progress by way of such reports and meetings as the Landlord may reasonably require.

6.10.2	The Landlord shall not make any claims under the Latent Defects Insurance Policies unless:

	6.10.2.1	the Landlord has first given written notice to the Tenant of the circumstances which the Landlord believes give rise to a claim pursuant to the Latent Defects Insurance Policies accompanied by such evidence as the insurer would reasonably require in support of such a claim and whatever protective notice is required to be given under the terms of the Latent Defects Insurance Policies; and

	6.10.2.2	the Tenant has not made a claim or has not given written notice to the Landlord within 20 Working Days of the Landlord’s notice pursuant to clause 6.10.2.1 that it has made a claim under the Latent Defects Insurance Policies in respect of the circumstances referred to in the Landlord’s notice.

6.10.3	In respect of any claim made by the Tenant under the Latent Defects Insurance Policies, the Tenant will elect for reinstatement of the Premises where the terms of the Latent Defects Insurance Policies so permit.

6.10.4	Where the Landlord makes a claim under the Latent Defects Insurance Policies, the Tenant’s obligations under clause 6.10.1 shall be suspended in relation to that claim only and the Tenant shall not take any action in respect of that claim unless its assistance is requested by the Landlord.

6.10.5	The Landlord will procure that the relevant proceeds of claim are paid to the Tenant (and if and to the extent that the Landlord receives such proceeds of claim, it shall procure that the relevant proceeds are paid to the Tenant within ten Working Days).

6.10.6	The Tenant will apply the monies it receives as the proceeds of any claim made pursuant to the Latent Defects Insurance Policies in remedying the defect for which the relevant monies have been paid (unless and to the extent that the Tenant has already used its own monies to remedy the relevant defect).

6.10.7	The Landlord and the Tenant shall not, whether by act, default or omission, do anything of any nature whatsoever which would render the Latent Defects Insurance Policies void or voidable or reduce the amount of money which would but for that have been recoverable thereunder.

6.10.8	The Landlord and the Tenant shall comply with all requirements of the insurers and the terms of the Latent Defects Insurance Policies.

6.10.9	The Tenant shall permit the insurers and the Landlord and all persons authorised by them to exercise all rights available to them pursuant to the Latent Defects Insurance Policies and to take such actions as are necessary to comply with them.

7	PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED as follows:

7.1	Forfeiture

Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord:

7.1.1	if any of the rents reserved by this Lease or any sums due pursuant to clause 4.3 or any part of them shall be unpaid for 14 days after becoming payable (whether formally demanded or not); or

7.1.2	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed; or

7.1.3	if the Tenant, for the time being, and/or the Guarantor (if any) (being a body corporate):

	7.1.3.1	calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under part 26 of the Companies Act 2006; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise); or

	7.1.3.2	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant’s or the Guarantor’s property or assets or any part; or

	7.1.3.3	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant or the Guarantor (as the case may be); or an administrator is appointed; or

	7.1.3.4	has a winding-up petition or petition for an administration order presented against it (other than a petition which is frivolous or vexatious and which is not discharged within 20 Working Days); or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily; or resolves to present its own winding-up petition; or is wound-up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

	7.1.3.5	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist; or

7.1.4	if the Tenant for the time being and/or the Guarantor (if any) (being an individual or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986 or convenes a meeting of or enters into any arrangement scheme compromise moratorium or composition with any of his creditors or any of them (whether pursuant to Part VIII of the Insolvency Act 1986 or otherwise) or has a bankruptcy petition presented against him or is adjudged bankrupt or has a receiver appointed in respect of the Tenant’s or the Guarantor’s property or assets or any part; or

7.1.5	if analogous proceedings or events to those referred to in this clause shall be instituted or occur in relation to the Tenant, for the time being, and/or the Guarantor (if any) elsewhere than in the United Kingdom; or

7.1.6	if the Tenant, for the time being, and/or the Guarantor (if any) becomes unable to pay its debts as and when they fall due

THEN and in any such case the Landlord may at any time thereafter re-enter the Premises or any part thereof in the name of the whole and thereupon the Term and this Lease shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued in respect of any antecedent breach of any of the covenants contained in this Lease.

7.2	No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement right or privilege other than those expressly granted by this Lease and Section 62 of the Law of Property Act 1925 is excluded from this Lease.

7.3	Exclusion of warranty as to user

Nothing contained in this Lease or in any agreement leading to its grant or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may be used under the Planning Acts for the use herein authorised or any use subsequently authorised.

7.4	Notices

7.4.1	Any notice required to be served on the Tenant or the Guarantor (if any) under this Lease shall be in writing and shall be validly made given or served if addressed to the Tenant or the Guarantor (if any) respectively (and if there shall be more than one of them then any one of them) and delivered personally or sent by pre-paid registered mail addressed (in the case of a company) to its registered office or (whether a company or individual) its last known address.

7.4.2	Any notice required to be served on the Landlord shall be in writing and shall be validly given or served if addressed to the Landlord and delivered personally or sent by pre-paid registered mail to its registered office.

7.4.3	Any notice required to be served on BlackRock Investment Management (UK) Limited or a Group Company of that company shall be marked for the attention of the General Counsel - International, Legal and Compliance.

7.5	Invalidity of certain provisions

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

7.6	Plans drawings etc

The Landlord shall have an irrevocable and assignable non-exclusive licence or sub-licence free from any copyright claim as from the expiry or sooner determination of this Lease to use and reproduce all plans drawings specifications models and other technical information required to be furnished by the Tenant to the Landlord under this Lease but so that the Landlord shall use the same only in connection with the use ownership operation maintenance and alteration of the Premises and the Tenant shall deliver all such documents to the Landlord promptly upon the expiry or sooner determination of this Lease provided always that the Landlord covenants to treat as supplied in confidence all drawings, plans, specifications, costs, calculations and other technical information supplied or made available to it by the Tenant.

7.7	Third Party Rights

A person who is not a party to this Lease has no rights by virtue of the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.8	Applicable Law and Jurisdiction

This Lease shall be governed by and construed in all respects in accordance with the Laws of England and proceedings in connection therewith shall be subject (and the parties hereby submit) to the non-exclusive jurisdiction of the English Courts and for the purposes of Rule 6.15 of Civil Procedure Rule 1998 and any other relevant Rules thereof the Tenant and the Guarantor (if any) hereby irrevocably agree that any process may be served upon them by leaving a copy addressed to them at their address as stated above or at such other address for service within England and Wales as may be notified in writing from time to time to the Landlord.

7.9	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease or in written reply to enquiries raised by the Tenant’s solicitors of the Landlord’s solicitors prior to the date of any agreement pursuant to which this Lease is granted.

7.10	Transfer on Cessation Date

7.10.1	The parties acknowledge that the Transfer Regulations may apply in respect of the Tenant Transferor Employees on the Cessation Date. It is agreed that contracts of employment of the Tenant Transferor Employees will (save in so far as such contract relates to any occupational pension scheme) have effect after the Cessation Date as if originally made between the Incoming Service Provider and the Tenant Transferor Employees.

7.10.2	The Tenant shall, or shall procure that the Tenant Transferor shall, pay and shall indemnify the Incoming Service Provider against all reasonable costs, expenses, and all damages, compensation, and all fines and other liabilities which it may suffer or incur arising out of or in connection with any claim action or demand by an Tenant Transferor Employee arising from any acts or omissions of the Tenant Transferor (save where such acts or omissions arise from a failure of the Landlord and/or the Incoming Service Provider to comply with its statutory or legal obligations) in relation to his employment or the termination of his employment prior to and including the Cessation Date.

7.10.3	The Landlord shall, or shall procure that the Incoming Service Provider shall, be liable for and shall indemnify the Tenant Transferor in respect of any costs, expenses, damages, compensation, fines and other liabilities which are incurred by the Tenant Transferor arising out of or in connection with:

	7.10.3.1	any failure by the Incoming Service Provider to comply with its or their obligations under Regulations 13 and/or 14 of the Transfer Regulations;

	7.10.3.2	any proposal by the Landlord and/or the Incoming Service Provider prior to or following the Cessation Date to make a change which amounts to or would amount to a repudiatory breach of contract of employment of any person assigned to the Building Services or to make a substantial change to the working conditions of any person assigned to the Building Services to the material detriment of that person assigned to the Building Services. For the purposes of this sub-clause the expressions “repudiatory breach”, “substantial change” and “material detriment” shall have the same meanings as for the purposes of Regulations 4(9) and 4(11) of the Transfer Regulations respectively.

7.10.4	If the employment or any liabilities in respect of the employment or its termination of any employee or former employee of the Tenant Transferor (other than any Tenant Transferor Employee) (“the Individual”) is alleged to transfer by reason of the cessation of this Lease and the Transfer Regulations to the Landlord or the Incoming Service Provider then the following shall occur:

	7.10.4.1	the Landlord or the Incoming Service Provider shall upon becoming aware of the same give written notice to the Tenant of such transfer or alleged transfer and provide such details of the Individual as it has in its possession;

	7.10.4.2	the Tenant Transferor shall have seven days from dispatch of the notice under this Clause to provide the Individual with a written offer of employment with the Tenant Transferor to commence forthwith and to provide the Landlord or the Incoming Service Provider with written evidence of such offer;

	7.10.4.3	if the Individual rejects the offer or the offer is not made then the Tenant Transferor shall notify the Landlord or the Incoming Service Provider forthwith. The Incoming Service Provider shall be entitled in the absence of any confirmation of offer under Clause 7.10.4.2 or upon receipt of notice that the offer was not made or was rejected to terminate the employment or alleged employment of the Individual forthwith;

	7.10.4.4	the Tenant shall, or shall procure that the Tenant Transferor shall, indemnify the Landlord and Incoming Service Provider against all costs, claims, damages, awards payments expenses and other liabilities in relation to the employment or alleged employment of any Individual or termination of the same.

7.10.5	During the Termination Period the Tenant shall procure that the Tenant Transferor shall:

	7.10.5.1	(on receipt of a written request from the Landlord or the Incoming Service Provider) provide in writing within 28 days full details of the Tenant Transferor Employee including details of their material terms and conditions of employment, age, length of continuous service, sex, current remuneration benefits and any other information relevant to their employment.

	7.10.5.2	not (without the written consent of the Landlord, such consent not to be unreasonably withheld or delayed) dismiss, transfer to other duties or vary the contract of employment, remuneration or benefits of any Tenant Transferor Employee, or recruit or transfer any person so as to make them an Tenant Transferor Employee;

	7.10.5.3	co-operate fully with the Incoming Service Provider and provide all necessary information relating to the Tenant Transferor Employees to allow the Incoming Service Provider to carry out its obligations to the Tenant Transferor Employee where employment is or may be transferred under the Transfer Regulations to such Incoming Service Provider.

	7.10.5.4	warrant that all information provided pursuant to Clauses 7.10.5.1 and 7.10.5.3 shall be true and accurate in all material respects and indemnify the Landlord and any Incoming Service Provider against any reasonable costs, awards, expenses (including reasonable legal fees) and liabilities which either of them may incur or suffer as a result of a breach of this warranty.

7.10.6	On the Cessation Date the Tenant will procure that the Tenant Transferor shall undertake and warrant to the Incoming Service Provider that it will provide to the Incoming Service Provider accurate complete and up-to-date details of the material terms of employment of the Tenant Transfer Employees.

7.10.7	Each party undertakes, if a claim, demand or action is made or threatened that may give rise to a claim for indemnity under this Clause 7.10 then that party shall as the case may be:

	7.10.7.1	notify the indemnifying party of such a claim, demand or action in writing within 5 Working Days of it first being made or threatened or if not reasonably practicable to do so then as soon as reasonably practicable thereafter;

	7.10.7.2	give the indemnifying party promptly all reasonable co-operation, assistance and information which may be relevant to the claim, demand or action; and

	7.10.7.3	not admit, defend, compromise, negotiate or settle the claim or action without the consent of the indemnifying party (such consent not to be unreasonably withheld or delayed) in writing.

8	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

9	LIMITATION OF LIABILITY

9.1	Mourant & Co Trustees Limited and Mourant Property Trustees Limited (the “Trustees”) are entering into this Lease solely in their capacities as trustees of the Drapers Gardens Unit Trust (the “Trust”) and, as such, any liability on the part of the Trustees pursuant to this Lease or arising as a result of any part of this Lease is limited to the assets held on trust for the time being of the Trust which are in its possession or under their control as trustees of the Trust.

9.2	Notwithstanding any other provision of this Lease, the Trustees have no obligation to meet any claim or liability under this Lease except to the extent that such claim or liability can properly be met by the Trustees out of assets held by the Trustees on behalf of the Trust.

9.3	The parties hereto acknowledge that the effect of clauses 9.1 and 9.2 is that they shall have no recourse to any assets of the Trustees other than to those assets which are in their possession or under their control as trustees of the Trust.

9.4	The parties acknowledge that references in this Lease to the Trustees are references to the Trustees in their capacity as trustees of the Trust and references to actions in such capacity only and not to any other capacity whatsoever.

10	OPTION TO RENEW

10.1	In this Clause:

	Contractual Term	the contractual term granted by this Lease;

	Further Lease	the further lease to be granted by the Landlord to the Tenant on the terms referred to in Clause 10.3 pursuant to the exercise of the Option; and

	Option	the option of the Tenant for the grant by the Landlord to it of the Further Lease pursuant to this clause 10.

10.2	The Tenant may exercise the Option not more than 18 months nor later than 12 months before the expiry of the Contractual Term by the Tenant giving notice to the Landlord to that effect.

10.3	The Further Lease is to be on the following terms:

10.3.1	the term is to be for five years commencing on the expiry of the Contractual Term;

10.3.2	the Rent Commencement Date is to be the date of commencement of the term granted by the Further Lease;

10.3.3	the rent reserved is to be the yearly rent reserved under this Lease immediately preceding the expiry of the Contractual Term and the review date for the purposes of the third schedule of the Further Lease is to be the date of commencement of the term granted by the Further Lease and for the purposes of the Third Schedule to the Further Lease, the term of the lease from the willing landlord to the willing tenant will be ten years and the provisions of paragraph 2.2 of the Third Schedule will not apply;

10.3.4	the covenants and conditions (including the proviso for re-entry but excluding these provisions for an option for a Further Lease) in this Lease, apart from the yearly rent reserved and the rent review dates, are to be incorporated in the Further Lease with such appropriate adjustments as to dates and times as the passage of time renders necessary; and

10.3.5	any Guarantor is to be a party to the Further Lease on the same terms as apply to this Lease.

10.4	In pursuance of the exercise of the Option, as soon as practicable following expiry of the Contractual Term the Landlord shall grant and the Tenant shall accept the grant of the Further Lease, unless:

10.4.1	this Lease has been terminated before the expiry of the Contractual Term; or

10.4.2	the Tenant is at the date of exercise of the Option or at the expiry of the Contractual Term in breach of its obligation to pay Rent.

IN WITNESS whereof this Lease has been executed by the parties as a Deed and delivered on the day and year first above written

FIRST SCHEDULE

Rights Granted

The grant of this Lease to the Tenant is with the benefit of the rights set out in part 1 of the first schedule to the Head Lease (including the Copthall Avenue Head Lease) in common with the Landlord and any other persons having the same or like rights.

SECOND SCHEDULE

Exceptions and Reservations

The rights and easements set out in part 2 of the first schedule to the Head Lease (including the Copthall Avenue Head Lease) are excepted and reserved out of the Premises to the Landlord and all other persons authorised by it or having the like rights and easements including, where appropriate, the Head Landlord.

THIRD SCHEDULE

Rent Reviews

1	Definitions

In this schedule the following expressions shall have the following meanings:

1.1	“Assumed Premises” means the Premises on the assumption that:

1.1.1	the Tenant has removed all tenant’s fixtures and all improvements and alterations carried out by the Tenant otherwise than pursuant to an obligation to the Landlord (reinstating and making good any damage caused to the Premises in so doing) and has left the Premises (constructed and fitted out as specified in paragraph 1.1.2) as clear space; and

1.1.2	the Premises have been constructed by the Landlord at its own cost and completed immediately prior to the grant of this Lease in accordance with the Building Specification and as altered from time to time by alterations carried out by and at the expense of the Landlord and improvements and alterations carried out by the Tenant pursuant to an obligation to the Landlord (other than pursuant to a statutory obligation);

1.2	the “Assumptions” means the following assumptions (if not facts) at the relevant Review Date:

1.2.1	that the Assumed Premises are in a condition consistent with the provisions of paragraph 1.1 of this schedule; and

1.2.2	that there shall be no discount reduction or allowance to reflect (or compensate any incoming tenant for the absence of) any rent free or concessionary rent period which reflects the time it would take for the incoming tenant to fit out the Assumed Premises so as to be ready for immediate use or any capital payment or other consideration in lieu thereof and which could reasonably be expected to be granted to the willing lessee in the open market at the relevant Review Date so that such Open Market Rent shall be that which would be payable after the expiry of any such rent free or concessionary rent period which the willing lessee shall hereby be assumed to have enjoyed or after receipt by the willing lessee of any such capital payment or other consideration in lieu thereof; and

1.2.3	that no work has been carried out to the Premises by the Tenant any undertenant or their respective predecessors in title during the Term which has diminished the rental value of the Premises; and

1.2.4	that if the Premises or the necessary accessways and/or access roads thereto have been destroyed or damaged they have been fully rebuilt and reinstated save to the extent that the Landlord is in breach of its covenants to rebuild and reinstate the Premises and the necessary accessways and/or access roads thereto and has not remedied such breach within a reasonable period following notification of such breach; and

1.2.5	that the Assumed Premises together with all necessary accessways and access roads comply with all statutory and regulatory requirements; and

1.2.6	that all the covenants contained in this Lease have been fully performed and observed save to the extent that the Landlord is in breach of any of its covenants and has not remedied such breach within a reasonable period following notification of such breach;

1.3	the “Disregarded Matters” means:

1.3.1	any effect on rent of the fact that the Tenant or any Group Company of the Tenant or any undertenant or any Group Company of any undertenant or their respective predecessors in title have been or are in occupation of the Premises or any part thereof;

1.3.2	any goodwill attached to the Premises by reason of the business then carried on at the Premises by the Tenant or any Group Company of the Tenant or any permitted undertenant or any Group Company of any permitted undertenant;

1.3.3	any improvements to the Premises made before or during the Term by the Tenant or any undertenant or their respective predecessors in title, with the consent of the Landlord where required under this Lease other than those:

	1.3.3.1	made in pursuance of an obligation to the Landlord (save pursuant to a statutory obligation); or

	1.3.3.2	for which the Landlord has made a financial contribution to the extent of that contribution;

1.3.4	the provisions of clause 10;

1.3.5	the provisions of paragraphs 1.4, 1.5 and 2.2 of this third schedule.

1.4	“First Review Maximum Rent” means £16,875,291 per annum.

1.5	“First Review Minimum Rent” means £15,321,072 per annum.

1.6	“Open Market Rent” means (subject to paragraph 4 below) the clear yearly rack rent at which the Assumed Premises could reasonably be expected to be let as a whole at the relevant Review Date by a willing landlord to a willing tenant with vacant possession and without any premium or any consideration other than rent for the grant thereof for a term of fifteen years (in the case of the Review Dates occurring on the fifth and tenth anniversary of the date of commencement of the Term) or ten years (in the case of every other Review Date) commencing on the relevant Review Date and with open market rent reviews on each successive fifth anniversary of the commencement of the term and otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease and in any direct deed of covenant given by the Tenant to the Head Landlord other than the amount of the Rent payable under this Lease and otherwise subject to the provisions for the review of the Rent contained in this schedule and making the Assumptions but disregarding the Disregarded Matters;

1.7	the “President” means the President for the time being of the Royal Institution of Chartered Surveyors and includes the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf; and

1.8	“Rent Restrictions” means the restrictions imposed by any statute for the control of rent in force on a Review Date or on the date on which any increased rent is ascertained in accordance with this schedule and which operate to impose any limitation whether in time or amounts on the assessment or the collection of any increase in rent or any part thereof;

1.9	“Surveyor” means an independent chartered surveyor of not less than fifteen years’ standing who is a Fellow of the Royal Institution of Chartered Surveyors and who is experienced in the letting or valuation of buildings similar to the Assumed Premises in the City of London appointed from time to time to determine the Open Market Rent pursuant to the provisions of this schedule and the Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996.

2	The Rent

2.1	Subject to paragraph 2.2 of this schedule from and including each Review Date the Rent shall be equal to the Open Market Rent at the relevant Review Date as ascertained in accordance with the provisions of paragraph 3 below or as determined under the provisions of paragraph 4 below (as the case may be).

2.2	In relation to the rent review on the Review Date occurring on the fifth anniversary only of the date of commencement of the Term:

2.2.1	if the Open Market Rent is greater than the First Review Maximum Rent, the Rent payable from and including the Relevant Review Date shall be the First Review Maximum Rent; or

2.2.2	if the Open Market Rent is less than the First Review Minimum Rent, the Rent payable from and including the relevant Review Date shall be the First Review Minimum Rent.

3	Agreement or determination of the Open Market Rent

The Open Market Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if for any reason the Landlord and the Tenant have not so agreed then from a date two months prior to the relevant Review Date either the Landlord or the Tenant may by notice in writing to the other require the Open Market Rent to be determined by the Surveyor.

4	Deemed Open Market Rent

Subject always to the provisions of paragraph 2.2 of this Third Schedule if the Open Market Rent at any Review Date (as ascertained pursuant to paragraph 3 of this Schedule) is less than the Rent payable immediately preceding the relevant Review Date (but disregarding any suspension of the Rent pursuant to clause 6) or if the Open Market Rent at the relevant Review Date cannot for any reason be so ascertained then for the purposes of this schedule the Open Market Rent at the relevant Review Date shall be deemed to be the Rent payable immediately preceding the relevant Review Date (disregarding any suspension of rent as aforesaid).

5	Appointment of Surveyor

5.1	The Surveyor (in default of agreement between the Landlord and the Tenant) shall be appointed by the President on the written application of either the Landlord or the Tenant made not earlier than two months before the relevant Review Date.

5.2	The following provisions shall apply to the appointment of the Surveyor:

5.2.1	the date of the arbitrator’s award shall be deemed to be the date on which a copy of the award is served on the Landlord and the Tenant;

5.2.2	the arbitrator shall not be entitled to order the rectification, setting aside or cancellation of this Lease or any other deed;

5.2.3	the arbitrator shall have the power to order a provisional award;

5.2.4	the arbitrator shall not be entitled to require that security is provided in respect of the costs of the arbitration; and

5.2.5	the arbitrator shall not be entitled to make an award prior to the relevant Review Date.

6	Fees of Surveyor

The fees and expenses of the Surveyor including the cost of his nomination shall be payable by the Landlord and the Tenant in such proportions as the Surveyor shall, at his discretion, direct.

7	Appointment of new surveyor

If the Surveyor fails to give notice of his determination within 80 days of his appointment or if he dies is unwilling to act or becomes incapable of acting or if for any other reason he is unable to act then either the Landlord or the Tenant may request the President to discharge the said surveyor and appoint another surveyor in his place which procedure may be repeated as many times as necessary.

8	Interim payments pending determination

8.1	In the event that by the relevant Review Date the Rent has not been agreed or determined as aforesaid (the date of agreement or determination being herein called “the Determination Date”) then in respect of the period (herein called “the Interim Period”) beginning with the relevant Review Date and ending on the day before the Quarter Day following the Determination Date the Tenant shall pay to the Landlord Rent at the yearly rate payable immediately before the relevant Review Date or (in the case of the Review Date occurring on the fifth anniversary of the date of commencement of the Term) at the rate of the First Review Minimum Rent.

8.2	Forthwith following the Determination Date the Tenant shall pay to the Landlord the amount (if any) by which the Rent paid on account by the Tenant under the provisions of paragraph 8.1 above in respect of the Interim Period falls short of the aggregate of Rent payable in respect of the Interim Period together with interest on each of the instalments of such shortfall at the Base Rate from the date of each relevant under payment to the date of payment.

9	Rent Restrictions

On each occasion that Rent Restrictions shall prevent or prohibit either wholly or partially:

9.1	the operation of the above provisions for review of the Rent; or

9.2	the normal collection and retention by the Landlord of any increase in the Rent or any instalment or part thereof

THEN in each such case:

9.3	the operation of such provisions for review of the Rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur Provided that such operation shall not take place more frequently than would be the case in the absence of any Rent Restrictions throughout the Term of this Lease; and

9.4	the collection of any increase or increases in the Rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Rent Restrictions shall be relaxed either partially or wholly the Rent shall be the maximum sum from time to time permitted by the Rent Restrictions.

10	Memoranda of reviewed rent

As soon as the amount of any reviewed Rent has been agreed or determined memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Landlord and the Tenant and annexed to this Lease and the counterpart thereof and the parties shall bear their own costs in respect thereof.

11	Time not of the essence

For the purpose of this schedule time shall not be of the essence.

FOURTH SCHEDULE

Covenants by the Guarantor

1	Indemnity by Guarantor

The Guarantor hereby covenants with the Landlord as a primary obligation that the Tenant or the Guarantor shall at all times until the Tenant shall cease to be bound by the Tenant’s covenants in the Lease during the Term duly perform and observe all the covenants on the part of the Tenant contained in this Lease including the payment of the rents hereby reserved and all other sums payable under this Lease in the manner and at the times herein specified and the Guarantor shall indemnify and keep indemnified the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rents and other sums.

2	Guarantor jointly and severally liable with Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease.

3	Waiver by Guarantor

3.1	The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

3.2	The Guarantor waives any right which at any time the Guarantor has under the existing or future laws of Jersey whether by virtue of the “droit de discussion” or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against the Guarantor in respect of the obligations hereby assumed by the Guarantor and the Guarantor undertakes that if at any time the Landlord (or any trustee or agent on its behalf) sues the Guarantor and no other person in respect of any such obligations the Guarantor shall not claim that any other person be made a party to the proceedings and the Guarantor agrees to be bound by this Lease whether or not the Guarantor is made a party to legal proceedings for the recovery of the amount due or owing to the Landlord as aforesaid by any other person and whether the formalities required by any law of Jersey whether existing or future in regard to the rights or obligations of sureties shall or shall not have been observed.

3.3	The Guarantor further waives any right which the Guarantor may have under the existing or future laws of Jersey whether by virtue of the “droit de division” or otherwise to require that any liability under this Lease be divided or apportioned with any other person or reduced in any manner whatsoever.

4	Postponement of claims by Guarantor against Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst and to the extent that any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

5	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

6	No release of Guarantor

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Guarantor under this Lease:

6.1	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or other amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

6.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

6.3	any extension of time given by the Landlord to the Tenant;

6.4	(subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease;

6.5	any change in the identity constitution structure or powers of any of the Tenant the Guarantor the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

6.6	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant; or

6.7	any other act omission matter or thing whatsoever whereby but for this provision the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

7	Disclaimer or forfeiture of Lease

7.1	The Guarantor hereby further covenants with the Landlord that:

7.1.1	if the Crown or a liquidator or trustee in bankruptcy shall disclaim or surrender this Lease; or

7.1.2	if this Lease shall be forfeited; or

7.1.3	if the Tenant shall cease to exist

THEN the Guarantor shall if the Landlord by notice in writing given to the Guarantor within 180 days after such disclaimer or other event so requires accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants conditions and provisions as are contained in this Lease.

7.2	If the Landlord shall not require the Guarantor to take a new lease the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the Rent and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of 180 days therefrom or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur).

8	Benefit of guarantee and indemnity

This guarantee and indemnity shall enure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof.

9	Value Added Tax

Where, pursuant to the terms of this Lease, the Landlord or any other person (for the purposes of this paragraph 9, the “Supplier”) makes or is deemed to make a supply to the Guarantor for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Guarantor shall on demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Guarantor with a Value Added Tax invoice in respect of such supply in accordance with the requirements of the Value Added Tax Act 1994.

FIFTH SCHEDULE

Matters to which the Premises are subject

1	The matters referred to in the registers of title numbers NGL862671, NGL848066, NGL875562 and LN77894 as at 29 January 2010, other than the entries relating to financial charges.

2	The following deeds relating to Throgmorton Avenue:

2.1	Deed of Grant dated 17 June 1874 made between the Head Landlord (1) and The Carpenters Company (2);

2.2	Agreement dated 3 August 1886 made between the Head Landlord (1) and The Carpenters Company (2);

2.3	Deed of Licence and Agreement dated 7 June 1887 made between The London and County Land and Building Company Limited (1) and the Head Landlord (2);

2.4	Rules and Regulations dated 21 March 1889 made between the Head Landlord (1) and The Carpenters Company (2); and

2.5	Agreement effective 1 September 1994 between the Head Landlord (1) and The Carpenters Company (2).

3	The Head Lease and the Copthall Avenue Head Lease.

4	Agreement dated 16 December 2008 made pursuant to Section 106 of the Town and Country Planning Act 1990 made between The Mayor and Commonalty and Citizens of the City of London (1) the Landlord (2) the Head Landlord (3) and Lehman Brothers International (Europe) (4) (other than clause 2.1 thereof).

5	Lease dated 6 May 2009 between the Landlord (1) and EDF Energy Networks (LPN) plc (2).

6	Deed of Grant dated 6 May 2009 between The Carpenters Company and the Head Landlord (1) EDF Energy Networks (LPN) plc (2) and the Landlord (3).

SIXTH SCHEDULE

Authorised Guarantee Agreement to be given by Tenant and any Guarantor pursuant to clause 4.17.17.1

DATED PARTIES

(1)	[ ] whose registered office is at [ ] (registered number: ) (the “Tenant”) [and]

(2)	[ ] whose registered office is at [ ] (registered number: ) (the “Landlord”) [and]

(3)	[ ] whose registered office is at [ ] (registered number: ) (the “Guarantor”)]

RECITALS

(A)	This Agreement is made pursuant to the lease dated [ ] and made between (1) Mourant & Co Trustees Limited and Mourant Property Trustees Limited (as Trustees of The Drapers Gardens Unit Trust) and (2) BlackRock Investment Management (UK) Limited (the “Lease”) which expression shall include (where the context so admits) all deeds and documents supplemental to it (whether expressed to be so or not) relating to the premises at Drapers Gardens, 12 Throgmorton Avenue, London EC2 (the “Premises”).

(B)	The Tenant holds the Premises under the Lease and wishes to assign the Lease to [ ] (the “Assignee”), and pursuant to the Lease the Landlord’s consent is required to such assignment (the “Assignment”) and such consent is given subject to a condition that the Tenant [and the Guarantor] [is/are] to enter into a deed in the form of this Deed.

OPERATIVE PROVISIONS

1	Authorised Guarantee

Pursuant to the condition referred to above, the Tenant covenants with the Landlord, as a primary obligation, that the Assignee or the Tenant shall, at all times during the period (the “Guarantee Period”) from the completion of the Assignment until the Assignee shall have ceased to be bound by the tenant covenants (which in this Deed shall have the meaning attributed by section 28(1) of the Landlord and Tenant (Covenants) Act 1995 (the “1995 Act”)) pursuant to the 1995 Act contained in the Lease (including the payment of the rents and all other sums payable under the Lease in the manner and at the times specified in the Lease), duly perform and observe the tenant covenants.

2	Tenant’s liability

2.1	The Tenant agrees that the Landlord, in the enforcement of its rights under this Deed, may proceed against the Tenant as if the Tenant were the sole or principal debtor in respect of the tenant covenant in question.

2.2	For the avoidance of doubt, notwithstanding the termination of the Guarantee Period the Tenant shall remain liable under this Deed in respect of any liabilities which may have accrued prior to such termination.

2.3	For the avoidance of doubt the Tenant shall be liable under this Deed for any costs and expenses incurred by the Landlord in enforcing the Tenant’s obligations under this Deed.

3	Disclaimer of Lease

The Tenant further covenants with the Landlord that if the Crown or a liquidator or trustee in bankruptcy shall disclaim the Lease during the Guarantee Period the Tenant shall, if the Landlord by notice in writing given to the Tenant within six months after such disclaimer, accept from and execute and deliver to, the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer and continuing for the residue then remaining unexpired of the term of the Lease, such new lease to be at the same rents and subject to the same covenants and provisions as are contained in the Lease.

4	Supplementary provisions

By way of provision incidental or supplementary to clauses 1, 2 and 3 of this Deed:

4.1	Postponement of claims by Tenant

The Tenant further covenants with the Landlord that the Tenant shall:

4.1.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Assignee in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Assignee;

4.1.2	hold for the benefit of the Landlord all security and rights the Tenant may have over assets of the Assignee whilst and to the extent that any liabilities of the Tenant or the Assignee to the Landlord remain outstanding; and

4.1.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Tenant in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor.

4.2	Postponement of participation by Tenant in security

The Tenant shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Assignee to the Landlord under the Lease have been performed or discharged.

4.3	No release of Tenant

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Tenant as principal obligor under this Deed or otherwise prejudice or affect the right of the Landlord to recover from the Tenant to the full extent of this guarantee:

4.3.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any rents or other amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease;

4.3.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

4.3.3	any extension of time given by the Landlord to the Assignee;

4.3.4	any reviews of the rent payable under the Lease and (subject to section 18 of the 1995 Act) any variation of the terms of the Lease or the transfer of the Landlord’s reversion;

4.3.5	any change in the constitution, structure or powers of either the Tenant, the Assignee or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant or the Assignee;

4.3.6	any legal limitation, or any immunity, disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside, or in excess of, the powers of the Assignee; or

4.3.7	any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Tenant would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord or a release effected by virtue of the 1995 Act).

4.4	Costs of new lease

The Landlord’s reasonable costs in connection with any new lease granted pursuant to clause 3 of this Deed shall be borne by the Tenant and paid to the Landlord (together with Value Added Tax) upon completion of such new lease.

4.5	Value Added Tax

Where, pursuant to the terms of this Lease, the Landlord or any other person (for the purposes of this clause 4.5, the “Supplier”) makes or is deemed to make a supply to the Tenant for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Tenant shall on demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Tenant with a Value Added Tax invoice in respect of such supply in accordance with the requirements of the Value Added Tax Act 1994.

5	[Guarantee

5.1	Indemnity by Guarantor

The Guarantor hereby covenants with the Landlord as a primary obligation that the Tenant shall at all times until the expiry of the Guarantee Period duly perform and observe all the covenants on the part of the Tenant contained in this Deed including (without limitation) the payment of the rents reserved and all other sums payable under the Lease in the manner and at the times specified in the Lease and the Guarantor shall indemnify and keep indemnified the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rents and other sums.

5.2	Guarantor jointly and severally liable with Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Deed and/or the Lease and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Deed and/or the Lease.

5.3	Waiver by Guarantor

5.3.1	The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

5.3.2	The Guarantor waives any right which at any time the Guarantor has under the existing or future laws of Jersey whether by virtue of the “droit de discussion” or otherwise to require that recourse by had to the assets of any other person before any claim is enforced against the Guarantor in respect of the obligations hereby assumed by the Guarantor and the Guarantor undertakes that if at any time the Landlord (or any trustee or agent on its behalf) sues the Guarantor and no other person in respect of any such obligations the Guarantor shall not claim that any other person be made a party to the proceedings and the Guarantor agrees to be bound by this Deed and/or the Lease whether or not the Guarantor is made a party to legal proceedings for the recovery of the amount due or owing to the Landlord as aforesaid by any other person and whether the formalities required by any law of Jersey whether existing or future in regard to the rights or obligations of sureties shall or shall not have been observed.

5.3.3	The Guarantor further waives any right which the Guarantor may have under the existing or future laws of Jersey whether by virtue of the “droit de division” or otherwise to require that any liability under this Deed and/or the Lease be divided or apportioned with any other person or reduced in any manner whatsoever.

5.4	Postponement of claims by Guarantor against Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst and to the extent that any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

5.5	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Deed and/or the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Deed and/or the Lease have been performed or discharged.

5.6	No release of Guarantor

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Guarantor under this Deed:

5.6.1	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or other amounts required to be paid by the Tenant or Assignee and/or in enforcing the performance or observance of any of the obligations of the Tenant under this Deed or the Tenant or Assignee under the Lease;

5.6.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant or Assignee at a time when the Landlord was entitled (or would after the service of a notice under section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises;

5.6.3	any extension of time given by the Landlord to the Tenant or Assignee;

5.6.4	(subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) any variation of the terms of the Lease (including any reviews of the rent payable under the Lease) or the transfer of the Landlord’s reversion or the assignment of this Deed or the Lease with or without the consent of the Guarantor;

5.6.5	any change in the identity constitution structure or powers of any of the Tenant the Assignee the Guarantor or the Landlord or the liquidation administration or bankruptcy (as the case may be) of the Guarantor, the Tenant or the Assignee;

5.6.6	any legal limitation or any immunity disability or incapacity of the Tenant or the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant or the Assignee may be outside or in excess of the powers of the Tenant or the Assignee; or

5.6.7	any other act omission matter or thing whatsoever whereby but for this provision the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

5.7	Disclaimer or forfeiture of Lease

5.7.1	The Guarantor hereby further covenants with the Landlord that if during the Guarantee Period:

	5.7.1.1	the Crown or a liquidator or trustee in bankruptcy shall disclaim or surrender the Lease; or

	5.7.1.2	the Lease shall be forfeited; or

	5.7.1.3	the Assignee shall cease to exist

then the Guarantor shall if the Landlord by notice in writing given to the Guarantor within 180 days after such disclaimer or other event so requires accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises in the same form as the Lease such new lease of the Premises to be for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term such new lease to be at the cost of the Guarantor and to be at the same rents and subject to the same covenants conditions and provisions as are contained in the Lease.

5.7.2	If the Landlord shall not require the Guarantor to take a new lease the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the Rent and other sums that would have been payable under the Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of 180 days therefrom or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur).

5.8	Benefit of guarantee and indemnity

This guarantee and indemnity shall enure for the benefit of the successors and assigns of the Landlord under the Lease without the necessity for any assignment thereof.

5.9	Value Added Tax

Where, pursuant to the terms of this Deed and/or the Lease, the Landlord or any other person (for the purposes of this clause 5.9 the “Supplier”) makes or is deemed to make a supply to the Guarantor for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Guarantor shall on demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Guarantor with a Value Added Tax invoice in respect of such supply in accordance with the requirements of the Value Added Tax Act 1994.

6	Guarantor to join in new lease

If the Tenant shall be required to take up a new lease pursuant to clause 3 of this Deed, the Guarantor shall join in, and execute and deliver to the Landlord a counterpart of, such new lease in order to guarantee the obligations of the Tenant under it in the terms of schedule 4 to the Lease.]

7	Invalidity of certain provisions

If any term of this Deed or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Deed or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforced to the fullest extent permitted by law.

8	[Limitation of liability

8.1	Mourant & Co Trustees Limited and Mourant Property Trustees Limited (the “Trustees”) are entering into this Deed solely in their capacities as trustees of the Drapers Gardens Unit Trust (the “Trust”) and, as such, any liability on the part of the Trustees pursuant to this Lease or arising as a result of any part of this Deed is limited to the assets held on trust for the time being of the Trust which are in its possession or under their control as trustees of the Trust.

8.2	Notwithstanding any other provision of this Deed, the Trustees have no obligation to meet any claim or liability under this Deed except to the extent that such claim or liability can properly be met by the Trustees out of assets held by the Trustees on behalf of the Trust.

8.3	The parties hereto acknowledge that the effect of clauses 8.1 and 8.2 is that they shall have no recourse to any assets of the Trustees other than to those assets which are in their possession or under their control as trustees of the Trust.

8.4	The parties acknowledge that references in this Deed to the Trustees are references to the Trustees in their capacity as trustees of the Trust and references to actions in such capacity only and not to any other capacity whatsoever.]

IN WITNESS whereof this deed has been executed by the Tenant and is intended to be and is hereby delivered on the date first above written

SEVENTH SCHEDULE

Expert determination

1	In this Lease, where any issue is required to be dealt with by, or submitted for the determination of, an Independent Person, the following provisions of this schedule are to apply but, in case of conflict with other provisions specifically relating to expert determination elsewhere in this Lease, those other provisions are to prevail to the extent of the conflict.

2	The Independent Person is to be appointed by the parties jointly, or if they cannot or do not agree on the appointment, appointed by whichever of the following is appropriate:

2.1	the president from time to time of the Royal Institution of Chartered Surveyors; or

2.2	the president from time to time of the Institute of Chartered Accountants in England and Wales;

or in either case the duly appointed deputy of the president, or other person authorised by him to make appointments on his behalf.

3	The Independent Person so appointed is to act as an expert, and not as an arbitrator.

4	The Independent Person must afford the parties the opportunity within such a reasonable time limit as he may stipulate to make representations to him (accompanied by professional rental valuations, reports or other appropriate evidence in the relevant circumstances) and permit each party to make submissions on the representations of the other.

5	Neither the Landlord nor the Tenant may without the consent of the other disclose to the Independent Person correspondence or other evidence to which the privilege of non-production (“without prejudice”) properly attaches.

6	The fees and expenses of the Independent Person, including the cost of his nomination, are to be borne as he may direct (but in the absence of such a direction, by the parties in equal shares). The costs of the parties in relation to the reference to the Independent Person shall be borne as he may direct but, in the absence of any such direction, each party shall bear its own costs.

7	One party may pay the costs required to be borne by another party if they remain unpaid for more than 21 days after they become due and then recover these and any incidental expenses incurred from the other party on demand.

8	If the Independent Person refuses to act, becomes incapable of acting or dies, the Landlord or the Tenant may request the appointment of another Independent Person in his stead under paragraph 2.

9	The determination of the Independent Person, except in case of manifest error, is to be binding on the Landlord and the Tenant.

Signed as a Deed on behalf of Mourant & Co Trustees Limited, a company registered in Jersey in its capacity as trustee of The Drapers Gardens Unit Trust by Robin Baird and Alex King, being persons who, in accordance with the laws of that territory, are acting under the authority of the company	)
)
)

Robin Baird

Authorised signatory

Alex King

Authorised signatory

Signed as a Deed on behalf of Mourant Property Trustees Limited, a company registered in Jersey in its capacity as trustee of The Drapers Gardens Unit Trust by Robin Baird and Alex King, being persons who, in accordance with the laws of that territory, are acting under the authority of the company	)
)
)

Robin Baird

Authorised signatory

Alex King

Authorised signatory

Lovells

Signed as a Deed by BLACKROCK INVESTMENT MANAGEMENT (UK) LIMITED acting by two directors or a director and secretary:	)
)
)
)

Director

Director/Secretary

Lovells

Appendix

Building Specification

Lovells